                            SCHEDULE 14a INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                    [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                STARTEK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------
        [ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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
                                  STARTEK, INC.
                                111 Havana Street
                                Denver, CO 80010

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 1999


To the Stockholders:

         Notice is hereby given that the 1999 Annual Meeting of Stockholders of StarTek, Inc., a Delaware corporation (the "Company"), will be held at the Company's headquarters, 111 Havana Street, Denver, CO 80010, on May 19, 1999, at 9:00 a.m., local time, for the following purposes:

         1. To elect four Directors to hold office for a term of one year and until their successors are elected and qualified.

         2. To amend the Company's Certificate of Incorporation to reduce the number of shares of common stock that the Company has the authority to issue, from 95,000,000 shares to 18,000,000 shares, and eliminate the authorization of the preferred stock.

         3. To approve the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1999.

         4. To consider and act upon such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on April 2, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed stamped envelope, the postage on which will be valid if mailed in the United States.


                                       By Order of the Board of Directors




                                       Dennis M. Swenson
                                       Secretary



April 12, 1999

EVERY STOCKHOLDER'S VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE STARTEK, INC. ANNUAL MEETING.

                                  STARTEK, INC.

                           NOTICE OF ANNUAL MEETING OF
                           STOCKHOLDERS - MAY 19, 1999
                             ----------------------

                                 PROXY STATEMENT
                             ----------------------

                        SUPPLEMENT TO 1999 ANNUAL REPORT
                         TO STOCKHOLDERS - MAY 19, 1999:

                    APPENDIX A - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                         FINANCIAL CONDITION AND RESULTS OF OPERATIONS PORTION OF STARTEK, INC.'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1999.

                    APPENDIX B - QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT
                         MARKET RISK PORTION OF STARTEK, INC.'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1999.

                    APPENDIX C - CONSOLIDATED FINANCIAL STATEMENTS OF STARTEK,
                         INC. AND SUBSIDIARIES PORTION OF STARTEK, INC.'S FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1999.

                                  STARTEK, INC.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Notice of Annual Meeting                                                                                                 (i)

Proxy Statement:
       1999 Annual Meeting of Stockholders                                                                                1
       Outstanding Stock and Voting Rights                                                                                1
       Beneficial Ownership of Common Stock by Directors, Officers and Principal Stockholders                             2
       Proposal 1 - Election of Directors of the Company                                                                  4
       The Board of Directors and Committees of the Board                                                                 5
       Executive Officers of the Company                                                                                  5
       Compensation of Directors and Executive Officers                                                                   6
       Summary Compensation Table                                                                                         6
       Compensation of Directors                                                                                          7
       Compensation Committee Interlocks and Insider Participation                                                        7
       Employment Contracts and Termination of Employment                                                                 7
       Report of the Compensation Committee of the Board of Directors on Executive Compensation                           7
       Stock Performance Chart                                                                                            8
       Proposal 2 - Amendment to the Company's Certificate of Incorporation to Reduce the Number of
            Shares of the Common Stock that the Company has the Authority to Issue, from 95,000,000
            Shares to 18,000,000 Shares, and Eliminate the Authorization of the Preferred Stock                           9
       Proposal 3 - Approval of Appointment of Auditors                                                                  11
       Stockholder Proposals                                                                                             11
       Miscellaneous                                                                                                     11

       Exhibit A (Form of Certificate of Amendment to the Certificate of Incorporation of StarTek, Inc.)                 12

Supplement to Proxy Statement:
       Appendix A:
       Management's Discussion and Analysis of Financial Condition and Results
       of Operations portion of StarTek, Inc.'s Form 10-K as filed with the
       Securities and Exchange Commission on March 31, 1999.                                                             A1

       Appendix B:
       Quantitative and Qualitative Disclosure About Market Risk portion of StarTek, Inc.'s Form 10-K
       as filed with the Securities and Exchange Commission on March 31, 1999.                                           B1

       Appendix C:
       Consolidated Financial Statements of StarTek, Inc. and Subsidiaries portion of StarTek, Inc.'s
       Form 10-K as filed with the Securities and Exchange Commission on March 31, 1999:
                Report of Independent Auditors                                                                           C1
                Consolidated Balance Sheets                                                                              C2
                Consolidated Statements of Operations                                                                    C3
                Consolidated Statements of Cash Flow                                                                     C4
                Consolidated Statements of Stockholders' Equity                                                          C5
                Notes to Consolidated Financial Statements                                                               C6

                                 PROXY STATEMENT

                                  STARTEK, INC.
                                111 HAVANA STREET
                                DENVER, CO 80010
                                 (303) 361-6000

                       1999 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 19, 1999


         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of StarTek, Inc., a Delaware corporation (the "Company"), of proxies for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Company's headquarters at 111 Havana Street, Denver, Colorado 80010, on May 19, 1999, at 9:00 a.m. local time, and at any and all adjournments thereof. The Company's principal address is 111 Havana Street, Denver, Colorado 80010. The date of mailing of this Proxy Statement is on or about April 12, 1999. The purpose of the meeting is to elect four directors of the Company; to amend the Company's Certificate of Incorporation to reduce the number of shares of common stock that the Company has the authority to issue, from 95,000,000 shares to 18,000,000 shares, and eliminate the authorization of the preferred stock; to approve the appointment of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 1999; and to consider and act upon such other business as may properly come before the meeting.


                       OUTSTANDING STOCK AND VOTING RIGHTS


         In accordance with the By-laws of the Company, the Board of Directors of the Company (the "Board of Directors") has fixed the close of business on April 2, 1999 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only stockholders of record on that date will be entitled to vote. A stockholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation to the Company at any time before it is voted. A subsequently dated proxy, when filed with the Company, will constitute revocation. Proxies will be voted as specified on the proxy card. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED (I) FOR THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND (II) IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER WHICH PROPERLY COMES BEFORE THE MEETING. A stockholder who has given a proxy may nevertheless attend the meeting, revoke the proxy and vote in person. The Board of Directors has selected A. Emmet Stephenson, Jr. and Michael W. Morgan, and each of them, to act as proxies with full power of substitution.



         Solicitation of proxies may be made by mail, personal interview, telephone and facsimile transmission by officers and other management employees of the Company, who will receive no additional compensation for their services. The total expense of any solicitation will be borne by the Company and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners.


         The only outstanding securities of the Company entitled to vote at the Annual Meeting are shares of common stock, $.01 par value, of the Company ("Common Stock"). As of the Record Date, 13,828,571 shares of Common Stock were issued and outstanding. Each outstanding share of Common Stock entitles the holder, as of the Record Date, to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Common Stock as of the Record Date.

         The election of the directors nominated will require a plurality (i.e., the highest number) of the votes cast in person or by proxy at the Annual Meeting by holders of shares of Common Stock. In the election of directors, each stockholder is entitled to cast one vote per share for each director to be elected. Cumulative voting is not permitted. Approval of the amendment to the Company's Certificate of Incorporation will require the affirmative vote of the holders of the majority of the shares of the Common Stock outstanding. Approval of the appointment of the Company's auditors will require the affirmative vote of the holders of a majority of the shares of Common Stock present, whether in person or by proxy, at the Annual Meeting.

         Votes withheld from nominees for directors, abstentions, and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) are counted as present in determining whether the quorum requirement is satisfied. For purpose of the election of directors, abstentions, and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for elections of directors. For the purposes of the amendment to the Company's Certificate of Incorporation, broker non-votes and abstentions have the effect of a "no" vote. For purposes of the appointment of the Company's auditors and other matters properly brought before the Annual Meeting, broker non-votes will not be considered present and do not affect the vote taken; however, abstentions are considered as being present and have the effect of a "no" vote.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                 DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS


       As of April 2, 1999, the beneficial ownership of Common Stock by each director and nominee for director, executive officer named in the Summary Compensation Table, persons known by the Company to beneficially own more than five percent of Common Stock and by all present executive officers and directors of the Company as a group, was as follows:


                                                                    Number of Shares            Percent
                                Name                             Beneficially Owned (a)         of Class
         ----------------------------------------------------    -----------------------        ----------
         A. Emmet Stephenson, Jr. (b), (c)                                    3,350,882              24.2  %
         Michael W. Morgan (b), (d)                                             965,843               7.0
         E. Preston Sumner, Jr. (b), (e)                                         20,000                 *
         Dennis M. Swenson (b), (f)                                              14,000                 *
         Toni E. Stephenson (b), (g)                                          3,350,882              24.2
         FASSET Trust (b)                                                     1,223,662               8.8
         MASSET Trust (b)                                                     1,223,662               8.8
         Pamela S. Oliver (b), (h)                                            2,447,324              17.7
         Thomas O. Ryder (i), (k)                                                53,000                 *
         Ed Zschau (j), (l)                                                      23,000                 *

         Capital Guardian Trust Co. (m)                                         695,000               5.0
         Awad Asset Management, Inc. (n)                                        911,150               6.6
         All Directors and Executive Officers
              as a group (6 persons)                                          4,426,725              31.9

----------

*    Less than one percent

(a) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended. Unless otherwise stated below, each such person has sole voting and investment power with respect to all shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(b) The address of such person, trust or trustee is c/o the Company, 111 Havana Street, Denver, Colorado 80010.

(c) Mr. Stephenson is the Chairman of the Board of the Company. Mr. Stephenson is the husband of Toni E. Stephenson. Mrs. Stephenson disclaims beneficial ownership of shares owned by Mr. Stephenson.

(d)  Mr. Morgan is President and Chief Executive Officer of the Company.

(e) Mr. Sumner is Executive Vice President and Chief Operating Officer of the Company. On June 18, 1997, Mr. Sumner received options to purchase 100,000 shares of Common Stock. Such options vest at a rate of 20% per year beginning June 18, 1998, expire on June 18, 2007 and are exercisable at $15.00 per share, which was the market value of the Common Stock on the date the options were granted. Excludes 80,000 shares of Common Stock underlying unvested options held by Mr. Sumner.


(f) Mr. Swenson is Executive Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. On June 18, 1997, Mr. Swenson received options to purchase 70,000 shares of Common Stock. Such options vest at a rate of 20% per year beginning June 18, 1998, expire on June 18, 2007 and are exercisable at $15.00 per share, which was the market value of the Common Stock on the date the options were granted. Excludes 56,000 shares of Common Stock underlying unvested options held by Mr. Swenson.


(g) Mrs. Stephenson is the wife of A. Emmet Stephenson, Jr. Mr. Stephenson disclaims beneficial ownership of shares owned by Mrs. Stephenson.

(h) Represents shares owned by the FASSET and MASSET Trust. Mrs. Oliver is the sole trustee of each of the trusts and has sole voting power and investment power with respect to the Common Stock held by the trusts. Mrs. Oliver is Mr. Stephenson's sister.

         (i) Mr. Ryder is a Director of the Company. Mr. Ryder owns 40,000 shares of Common Stock. Additionally, on June 18, 1997, Mr. Ryder received options to purchase 10,000 shares of Common Stock. Such options are fully vested, expire on June 18, 2007 and are exercisable at $15.00 per share. On May 20, 1998, Mr. Ryder received additional options to purchase 3,000 shares of Common Stock. Such options are fully vested, expire on May 20, 2008 and are exercisable at $12.69 per share. The exercise prices of these options equaled the market value of the Common Stock on the date the options were granted.



         (j) Mr. Zschau is a Director of the Company. The Zschau Living Trust owns 10,000 shares of Common Stock. Additionally, on June 18, 1997, Mr. Zschau received options to purchase 10,000 shares of Common Stock. Such options are fully vested, expire on June 18, 2007 and are exercisable at $15.00 per share. On May 20, 1998, Mr. Zschau received additional options to purchase 3,000 shares of Common Stock. Such options are fully vested, expire on May 20, 2008 and are exercisable at $12.69 per share. The exercise prices of these options equaled the market value of the Common Stock on the date the options were granted.


         (k) Mr. Ryder's business address is The Readers' Digest Association, Inc., Readers Digest Road, Pleasantville, New York 10570.

         (l) Mr. Zschau's business address is c/o Karen Cindrich, 1310 Trinity Drive, Menlo Park, California 94025.

         (m) Capital Guardian Trust Co.'s address is 11100 Santa Monica Boulevard, Los Angeles, California 90025. The information regarding Capital Guardian Trust Co. is as of February 8, 1999 (for the period ended December 31, 1998), as reported by Capital Guardian Trust Co. to the Securities and Exchange Commission on Form 13G.

         (n) Awad Asset Management, Inc.'s address is 250 Park Avenue, 2nd Floor, New York, New York 10177. The information regarding Awad Asset Management, Inc. is as of February 12, 1999, as reported by Awad Asset Management, Inc. to the Securities and Exchange Commission on Form 13G.

         Except as set forth in the table above, the Company knows of no other person that beneficially owns 5% or more of the outstanding Common Stock.


         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, executive officers, and beneficial owners of more than 10% of the outstanding Common Stock (collectively, "insiders"), to file reports with the Securities and Exchange Commission (the "Commission") disclosing their direct and indirect ownership of Common Stock and changes in such ownership. The rules of the Commission require the insiders to provide the Company with copies of all Section 16(a) reports filed with the Commission. Based solely upon a review of copies of Section 16(a) reports received by the Company, and written representations that no additional reports were required to be filed with the Commission, the Company believes that its insiders have complied with all Section 16(a) filing requirements applicable to them since January 1, 1998, except that during 1998 (i) Thomas O. Ryder inadvertently failed to file timely three Statements of Changes of Beneficial Ownership of Securities as to 3,000 stock options granted May 20, 1998, 10,000 shares of Common Stock purchased in August 1998, and 10,000 shares of Common Stock purchased in September 1998, and (ii) Ed Zschau inadvertently failed to file timely one Statement of Changes of Beneficial Ownership of Securities as to 3,000 stock options granted May 20, 1998.

                                   PROPOSAL 1.

                      ELECTION OF DIRECTORS OF THE COMPANY


         The Company's By-laws provide that the Board of Directors shall consist of at least one director and no more than nine. Each director will serve an annual term ("Term"). The Board of Directors has fixed the number of directors of the Company at four. At the 1999 Annual Meeting, stockholders will elect four directors to serve until the 2000 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The Board of Directors has nominated Messrs. A. Emmet Stephenson, Jr., Michael W. Morgan, Thomas O. Ryder, and Ed Zschau to serve as directors until their terms expire in 2000.


         The names of the nominees and the directors continuing in office, their principal occupations, the years in which they became directors and the years in which their terms expire are set forth below. In the event the nominee shall decline or be unable to serve, it is intended that the proxies will be voted in the discretion of the proxy holders. The Company knows of no reason to anticipate that this will occur.

A. EMMET STEPHENSON, JR.; AGE 53; PRESIDENT, STEPHENSON AND COMPANY (a), (c)

         Mr. Stephenson co-founded the Company in 1987 and has served as Chairman of the Board of the Company since its formation. Mr. Stephenson has also served as President of Stephenson and Company, a private investment firm in Denver, Colorado, for more than five years. Mr. Stephenson is a director of Danaher Corporation and serves on the Advisory Boards of First Berkshire Fund and Capital Resource Partners, L.P. His Term will expire in 2000.

MICHAEL W. MORGAN; AGE 38; PRESIDENT AND CHIEF EXECUTIVE OFFICER, STARTEK, INC.

         Mr. Morgan co-founded the Company in 1987 and has held managerial positions in companies providing outsourced services since 1984. Mr. Morgan has served as President and Chief Executive Officer of the Company since May 1990 and has served as a Director of the Company since January 1997. His Term will expire in 2000.

THOMAS O. RYDER; AGE 54; CHAIRMAN, CHIEF EXECUTIVE OFFICER AND DIRECTOR, THE READER'S DIGEST ASSOCIATION, INC. (a), (b), (c)

         Mr. Ryder has served as a Director of the Company since January 1997. He has been Chairman, Chief Executive Officer and Director of The Reader's Digest Association, Inc. since April 1998. Mr. Ryder served as President of Travel Related Services International for American Express TRS Company, Inc. between October 1995 and April 1998. Mr. Ryder was Chairman of the Board of American Express Publishing Corporation from December 1991 through April 1998. From February 1992 through October 1995, he served as President of American Express Establishment Services Worldwide. From January 1988 through February 1992, Mr. Ryder served as President of Direct Marketing Group, which included American Express Merchandise Services, American Express Publishing Corporation and Epsilon Data Management Corporation. His Term will expire in 2000.

ED ZSCHAU; AGE 59; PROFESSOR OF MANAGEMENT, HARVARD BUSINESS SCHOOL; VISITING PROFESSOR AT PRINCETON UNIVERSITY (a), (b), (c)

         Mr. Zschau has served as a Director of the Company since January 1997. He is a Professor of Management at the Graduate School of Business Administration at Harvard University, where he joined the faculty in 1996. During the 1998-99 academic year, he is a visiting Professor at Princeton University. From April 1993 to July 1995, Mr. Zschau was General Manager, IBM Corporation Storage Systems Division. From July 1988 to April 1993, he was Chairman and Chief Executive Officer of Censtor Corp., a company that researched and developed magnetic recording components for disk drives. Mr. Zschau is a director of The Reader's Digest Association, Inc. and GenRad, Inc. His Term will expire in 2000.







----------
(a)      Member of the Compensation Committee of the Board of Directors.
(b)      Member of the Audit Committee of the Board of Directors.
(c)      Member of the Option Committee of the Board of Directors.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors had a total of three meetings during 1998. All directors attended all of the meetings of the Board of Directors and of the Committees on which they served during 1998.

     The Audit Committee reviews the financial statements of the Company to confirm that they reflect fairly the financial condition of the Company and to appraise the soundness, adequacy and application of accounting and operating controls. The Audit Committee recommends independent auditors to the Board of Directors, reviews the scope of the audit function of the independent auditors and reviews audit reports rendered by the independent auditors. The Audit Committee met two times during 1998.

     The Compensation Committee reviews the Company's compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to Company officers. The Compensation Committee met once in 1998.

     The Option Committee is responsible for the oversight of the StarTek, Inc. Stock Option Plan. The Option Committee met twice in 1998.

     The Company has no nominating committee of its Board of Directors.

                        EXECUTIVE OFFICERS OF THE COMPANY


                                                                                                  Officer
            Name                 Age                           Position                            Since
            ----                 ---                           --------                            -----
A. Emmet Stephenson, Jr.         53     Chairman of the Board                                      1987
Michael W. Morgan                38     President, Chief Executive Officer and Director            1990
E. Preston Sumner, Jr.           47     Executive Vice President and Chief Operating Officer       1997
Dennis M. Swenson                64     Executive Vice President, Chief Financial Officer,         1995
                                                          Secretary and Treasurer


     A. Emmet Stephenson, Jr. co-founded the Company in 1987 and has served as Chairman of the Board of the Company since its formation. Mr. Stephenson has also served as President of Stephenson and Company, a private investment firm in Denver, Colorado, for more than five years. Mr. Stephenson is a director of Danaher Corporation and serves on the Advisory Boards of First Berkshire Fund and Capital Resource Partners, L.P.

      Michael W. Morgan co-founded the Company in 1987 and has held managerial positions in companies providing outsourced services since 1984. Mr. Morgan has served as President and Chief Executive Officer of the Company since May 1990 and has served as a Director of the Company since January 1997.


     E. Preston Sumner, Jr. has served as the Company's Chief Operating Officer since February 1997. Mr. Sumner co-founded the Company in 1987, served as Vice Chairman of the Board from inception of the Company through December 1994 and rejoined the Company in February 1997 as Executive Vice President and Chief Operating Officer. Mr. Sumner was also a managing director of Stephenson Merchant Banking, a private investment firm in Denver, Colorado, from 1986 through December 1994. From January 1995 through February 1997, Mr. Sumner was a director and Vice President-Corporate Development of Merrick & Company, an engineering and architectural firm, and continues to serve as a director and Vice Chairman of the Board of such company.


     Dennis M. Swenson has served as the Company's Chief Financial Officer since October 1995. He has served as Executive Vice President since October 1996. From October 1991 to September 1995, Mr. Swenson was an independent financial consultant. Mr. Swenson was a partner of Ernst & Young LLP from 1973 until 1991.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


       The following table sets forth certain information concerning the 1997 and 1998 compensation of the Company's Chief Executive Officer and the executive officers of the Company who, in addition to the Chief Executive Officer, received the highest compensation during 1997 and 1998. The Company did not grant any options to purchase Common Stock to any executive officer during the year ended December 31, 1998.



                           SUMMARY COMPENSATION TABLE


                                                                                            Long-Term            All Other
                                                                                          Compensation         Compensation
                              Annual Compensation (f)                                        Awards                 ($)
------------------------------------------------------------------------------------    ------------------    ----------------
                                                                   Management              Securities
    Name and Principal                           Salary          Fees and Bonus            Underlying
         Position                 Year            ($)                  ($)                 Option (#)
----------------------------    ----------    -------------   ----------------------    ------------------
Michael W. Morgan
   President, CEO and Director    1997        270,821                  326,396 (a),(c)
                                  1998        270,800                       --                    --                   --
A. Emmet Stephenson, Jr.
   Chairman of the Board          1997                               2,800,000 (b),(c)            --              245,000 (d)
                                  1998             --                       --                    --              245,000 (d)
E. Preston Sumner, Jr.
    Executive VP and COO          1997        123,461                       --               100,000                1,000 (e)
                                  1998        153,315                       --                    --                   --
Dennis M. Swenson
    Executive VP, CFO
    Secretary and Treasurer       1997        126,000                       --                70,000                   --
                                  1998        128,652                       --                    --                   --


----------

(a) Of the 1997 bonus, Mr. Morgan recontributed $171,358 to the Company as additional capital. Substantially all of the balance was used by Mr. Morgan to pay applicable federal and state income taxes on such bonus. The bonus arrangement was terminated in June 1997 effective as of the closing of the Company's initial public offering.

(b) Management fees were paid to A. Emmet Stephenson, Jr., Inc., which is wholly owned by A. Emmet Stephenson, Jr. Of the 1997 management fees, $1,470,000 was recontributed to the Company as additional capital. These recontributions were made by Mr. Stephenson and Toni E. Stephenson, his spouse and a principal stockholder. The remainder of the management fees were used to pay applicable federal and state income taxes on such fees. The Company terminated this management fee arrangement effective as of the closing of the Company's initial public offering in June 1997.


(c) See Note 1 to the Consolidated Financial Statements included in Appendix C hereto for a description of management fees and bonuses paid. Such management fees and bonuses pertain to the period prior to the June 1997 initial public offering while the Company was an S corporation. The management fee and bonus arrangements were terminated effective as of the closing of the Company's initial public offering.


(d) Effective January 1, 1997, the Company began paying an annual advisory fee of $245,000 to A. Emmet Stephenson, Jr., Inc.

(e)  Consulting fees prior to rejoining the Company in February 1997.

(f) The Company did not provide perquisites or other personal benefits, securities, or property to the named executive officers which exceed $50,000 or 10% of such officer's total salary and bonus for 1997 and 1998.

                            COMPENSATION OF DIRECTORS


         Pursuant to the Company's Director Option Plan and upon reelection on May 20, 1998 at the Company's 1998 Annual Meeting of Stockholders, the Company automatically granted an option to purchase 3,000 shares of Common Stock to each of two non-employee directors. These options were fully vested upon the date of grant, expire in May 2008 and are exercisable at $12.69 per share. Pursuant to the Director Option Plan, each non-employee director will be automatically granted options to acquire 3,000 shares of Common Stock at an exercise price equal to market value of the Common Stock on the date of each annual meeting of stockholders at which such director is reelected. The Director's Option Plan is administered by the Board of Directors.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


         A. Emmet Stephenson, Jr. serves as a director, Chairman of the Board, and a member of the Company's Compensation Committee. Except for Mr. Stephenson, no officers or employees of the Company participate in the deliberations of the Compensation Committee. The Compensation Committee makes salary decisions with input from the Chief Executive Officer; however, the Chief Executive Officer does not participate in deliberations regarding his own compensation. See Summary Compensation Table for management fees and advisory fees paid to A. Emmet Stephenson, Jr., Inc.


               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

         The Company has not entered into any employment contracts, change of control arrangements, or termination of employment arrangements with any named executive officer.

                REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD
                     OF DIRECTORS ON EXECUTIVE COMPENSATION


         This committee report is not deemed to be "soliciting material" or to be "filed" with the Commission or subject to the Commission's proxy rules or to the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Exchange Act.


         The Compensation Committee has responsibility for the following functions: (i) to recommend to the full Board of Directors the salary, bonus and other benefits, direct and indirect, of the Chairman, President and Chief Executive Officer, Executive Vice Presidents, members of the Board of Directors who are also involved in management of the Company, and such other officers of the Company as are designated from time to time by the Board of Directors; (ii) to review and submit recommendations concerning new executive compensation or stock plans; (iii) to establish and review corporate policies concerning management perquisites; (iv) to assess the Corporation's executive development plan, if any; and (v) to recommend director compensation.

         Total executive officer compensation is comprised of salary and grants of options to purchase Common Stock. Executives and other key employees who, in the opinion of the Committee, contribute to the growth, development and financial success of the Company are eligible to be awarded options to purchase Common Stock. These grants are normally made at or above the fair market value on the date of grant with vesting over a five-year period. The amount of options granted is impacted both by the level of the employee within the Company's management and the amount of options previously granted to the employee. The Committee considers the value of each executive officer's contribution to the performance of the Company (including the Chief Executive Officer) in determining salary levels and grants of options.

         The 1998 salaries and other compensation of the three executive officers and the Chairman of the Board appear on the summary compensation table. From and after January 1, 1997, the Company pays an annual advisory fee of $245,000 to A. Emmet Stephenson, Jr., Inc. (wholly-owned by A. Emmet Stephenson, Jr., Chairman of the Board). Michael W. Morgan, President and Chief Executive Officer, receives a base salary of $270,800. E. Preston Summer, Jr., Executive Vice President and Chief Operating Officer, currently receives an annual base salary of $155,000. Dennis M. Swenson, Executive Vice President and Chief Financial Officer, currently receives an annual base salary of $130,000. No options were granted in 1998 to the three executive officers or the Chairman of the Board.

                                       By the Compensation Committee:
                                       A. Emmet Stephenson, Jr.
                                       Thomas O. Ryder
                                       Ed Zschau

                            STOCK PERFORMANCE CHART






         The following graph sets forth a stock market index, which compares the cumulative total stockholder return on the Common Stock since consummation of the Company's initial public offering in June 1997 with the cumulative total return of the New York Stock Exchange Composite Index ("NYSE") and of the Russell 2000 Index ("Russell") over the same period (assuming the investment on June 19, 1997 of $100 in each of Common Stock, NYSE and Russell and the reinvestment of dividends, if any). The Company does not believe that the stock price performance shown on the graph below is necessarily indicative of future price performance.


               StarTek, Inc. Common Stock    NYSE Return    Russell Return
6/19/97                   $100                   $100            $100
12/31/97                    76                    110             111
12/31/98                    82                    127             106


                                    [CHART]


The stock performance chart assumes $100 was invested on June 19, 1997.


The information set forth under the heading "Stock Performance Graph" is not deemed to be "soliciting material" or to be "filed" with the Commission or subject to the Commission's proxy rules or to the liabilities of Section 18 of the Exchange Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the Exchange Act.

                                   PROPOSAL 2.

                             TO AMEND THE COMPANY'S
            CERTIFICATE OF INCORPORATION TO REDUCE AUTHORIZED SHARES


         Delaware law currently imposes a franchise tax on the Company based in part on the number of authorized shares of the Company's capital stock. Currently, the Company has a total of 110,000,000 shares of authorized stock, 95,000,000 shares of which have been designated as Common Stock and 15,000,000 of which have been designated as preferred stock ("Preferred Stock"). As of April 2, 1999, the Company had 13,828,571 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. At December 31, 1998, there were 613,800 options to purchase Common Stock outstanding, of which 140,200 were exercisable. Options for 461,200 shares of Common Stock were available for future grant as of December 31, 1998. The Board of Directors believes the Company's number of authorized shares of stock greatly exceeds that necessary for equity financing contingencies for the foreseeable future, and as a result the Company's present franchise tax obligations are inordinately high relative to the Company's capitalization and foreseeable equity needs. The Board of Directors believes that reducing the number of authorized shares would allow the Company to reduce its franchise tax obligations without impairing the Company's ability to meet its foreseeable equity financing needs.

         Based on the foregoing, the Board of Directors has approved and unanimously recommends to the stockholders a proposal to amend the Company's Certificate of Incorporation to reduce the number of shares of Common Stock that the Company has the authority to issue, from 95,000,000 shares to 18,000,000 shares, and eliminate the authorization of the Preferred Stock. The Company would effectuate the amendment by filing a Certificate of Amendment to the Certificate of Incorporation of the Company substantially in the form attached as Exhibit A with the Delaware Secretary of State. Approval of this amendment to the Certificate requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock.


         Article IV of the Company's Certificate of Incorporation currently provides as follows:


                                   ARTICLE IV

                                      Stock

          A. Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000, of which 95,000,000 shares with $.01 per share par value are designated as common stock ("Common Stock") and 15,000,000 shares with $.01 per share par value are designated as preferred stock ("Preferred Stock").

          B. Right to Designate Preferred Stock. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of the shares of Preferred Stock as a class or in series and, by filing a certificate of designations pursuant to the Delaware Act setting forth a copy of such resolution or resolutions, to establish from time to time the number of shares to be included in each such class or series, and to fix the designations, powers, preferences and rights of the shares of the class or of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to the class or each series shall include, but not be limited to, determination of the following:

                    (1) the number of shares constituting any series and the distinctive designation of that series;

                    (2) the dividend rate on the shares of the class or of any series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of the class or of that series;

                    (3) whether the class or any series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                    (4) whether the class or any series shall have conversion privileges, and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                    (5) whether or not the shares of the class or of any series shall be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                    (6) whether the class or any series shall have a sinking fund for the redemption or purchase of shares of that class or of that series, and, if so, the terms and amount of such sinking fund;

                    (7) the rights of the shares of the class or of any series in the event of voluntary or involuntary dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or of that series; and

                    (8) any other powers, preferences, rights, qualifications, limitations and restrictions of the class or of any series.

                    Except as otherwise expressly provided by law or expressly stated in the resolution or resolutions providing for the establishment of a class or series of Preferred Stock, any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued. Except as otherwise expressly provided in the resolution or resolutions providing for the establishment of any class or series of Preferred Stock, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any class or series of the Preferred Stock authorized by and complying with the conditions of this Restated Certificate of Incorporation.


         If the proposal is adopted, Article IV of the Company's Certificate of Incorporation will be amended to read as follows:


                                   ARTICLE IV

                                      Stock

               The total number of shares of stock which the Corporation shall have authority to issue is 18,000,000 shares with $.01 per share par value, all of which are designated as common stock ("Common Stock").


         The effect of filing the proposed amendment would be to reduce the number of authorized shares of the Company's capital stock to the level management believes is appropriate. The proposed amendment would not affect the proportionate equity interest in the Company of any stockholder nor would it affect the rights of any stockholder.


         If the proposal is approved, the amendment would become effective upon the filing of the certificate of amendment with the Delaware Secretary of State.


         Members of the Board of Directors and Executive Officers of the Company, Toni E. Stephenson and Pamela S. Oliver own or control approximately 73.4% of the outstanding Common Stock of the Company, and have expressed their intention to cast their votes in favor of the proposed amendment.


         The Board of Directors recommends voting "FOR" the adoption of the proposed amendment to the Company's Certificate of Incorporation.

                                   PROPOSAL 3.

                       APPROVAL OF APPOINTMENT OF AUDITORS

         The Board of Directors has appointed Ernst & Young LLP, an international firm of independent certified public accountants, to act as independent accountants for the Company and its consolidated subsidiaries for 1999. Ernst & Young LLP has been the Company's auditors since the year ended June 30, 1991, and has advised the Company that the firm does not have any direct or indirect financial interest in the Company or any of its subsidiaries, nor has such firm had any such interest in connection with the Company during the past five years other than its capacity as the Company's independent certified public accountants. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to be available to answer questions from stockholders.


         The Board of Directors unanimously recommends that stockholders vote "FOR" ratification and approval of the selection of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 1999.


                              STOCKHOLDER PROPOSALS


         Stockholder proposals intended to be presented at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company at its executive offices at 111 Havana Street, Denver, Colorado 80010, attention to Director of Investor Relations, no later than December 21, 1999 for inclusion in the Proxy Statement and proxy relating to the 2000 Annual Meeting of Stockholders.


                                  MISCELLANEOUS

         The Company's Annual Report to Stockholders for the year ended December 31, 1998 will be furnished with this Proxy Statement to stockholders of record on April 2, 1999. The Annual Report to Stockholders for the year ended December 31, 1998 does not constitute a part of the proxy soliciting material.

         The management of the Company is not aware of any other business that may come before the 1999 Annual Meeting. However, if additional matters properly come before the 1999 Annual Meeting, proxies will be voted at the discretion of the proxy holders.



                                   By Order of the Board of Directors



                                   Dennis M. Swenson
                                   Secretary

Dated:  April 12, 1999


         THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED DECEMBER 31, 1998, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, REQUIRED TO BE FILED WITH THE COMMISSION PURSUANT TO RULE 13A-1 OF THE EXCHANGE ACT WILL BE FURNISHED, EXCLUDING EXHIBITS, WITHOUT CHARGE, TO ANY STOCKHOLDER UPON WRITTEN REQUEST. A COPY MAY BE REQUESTED BY WRITING TO THE DIRECTOR OF PUBLIC RELATIONS, STARTEK, INC., 111 HAVANA STREET, DENVER, COLORADO 80010. THE COMPANY'S ANNUAL REPORT ON FORM 10-K CAN BE OBTAINED OVER THE INTERNET THROUGH THE COMPANY'S WEB SITE. THE COMPANY'S INTERNET ADDRESS IS HTTP://WWW.STARTEK.COM. ADDITIONALLY, THE ANNUAL REPORT ON FORM 10-K AND OTHER INFORMATION FILED WITH THE COMMISSION BY THE COMPANY CAN BE INSPECTED AT AND OBTAINED FROM THE COMMISSION AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE COMMISSION AT ROOM 1024, 450 FIFTH STREET, N.W., JUDICIARY PLAZA, WASHINGTON, D.C. 20549, AND AT CERTAIN REGIONAL OFFICES OF THE COMMISSION LOCATED AT NORTHWESTERN ATRIUM CENTER, 500 WEST MADISON STREET, SUITE 1400, CHICAGO, ILLINOIS 60661, AND THE 13TH FLOOR, 7 WORLD TRADE CENTER, NEW YORK, NEW YORK 10048. THE COMMISSION MAINTAINS A WEB SITE AT http://www.sec.gov THAT CONTAINS REPORTS, PROXIES, INFORMATION STATEMENTS, AND OTHER INFORMATION REGARDING THE COMPANY FILED ELECTRONICALLY WITH THE COMMISSION.

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  STARTEK, INC.




         StarTek, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Act"), hereby certifies as follows:

               1. The name of the corporation is StarTek, Inc. (the "Corporation").


               2. The amendment to the Certificate of Incorporation of the Corporation set forth below was duly adopted in accordance with the provisions of Section 242 of the Act.



               3. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV thereof in its entirety and by substituting in lieu thereof the following, so that Article IV, Section A shall hereafter read as follows:


                                   ARTICLE IV
                                      Stock

                    The total number of shares of stock which the Corporation shall have authority to issue is 18,000,000 shares with $.01 per share par value, all of which are designated as common stock ("Common Stock").



          IN WITNESS WHEREOF, this Certificate of Amendment to the Certificate of Incorporation of StarTek, Inc. is executed _________, 1999.



                                       STARTEK, INC., a Delaware corporation


                                       By:
                                       Title:

                                   APPENDIX A

                         STARTEK, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" or elsewhere in this Definitive Proxy Statement that are not statements of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve substantial risks and uncertainties. Forward-looking statements are preceded by terms such as "may", "will", "should", "anticipates", "expects", "believes", "plans", "future", "estimate", "continue", and similar expressions. The following are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements; these include, but are not limited to, general economic conditions in the Company's markets, the loss of the Company's principal client(s), the loss or delayed implementation of a large project which could cause quarterly variation in the Company's revenues and earnings, difficulties of managing rapid growth, dependence on key personnel, dependence on key industries and the trend toward outsourcing, risks associated with the Company's contracts, risks associated with rapidly changing technology, risks of business interruption, risks associated with international operations and expansion, dependence on labor force, the year 2000 issue, and highly competitive markets. These factors include risks and uncertainties beyond the Company's ability to control; and, in many cases, the Company and its management cannot predict the risks and uncertainties that could cause actual results to differ materially from those indicated by use of forward-looking statements. All forward-looking statements herein are qualified in their entirety by the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations"--"Factors That May Affect Future Results" appearing elsewhere in this Definitive Proxy Statement.

OVERVIEW

     StarTek generates its revenues by providing process management services, which encompass a wide spectrum of service platforms, including logistics management (selection and management of suppliers), management of product assembly and packaging, E-commerce order processing and fulfillment, Internet support, product distribution, direct store distribution, warehouse services and inventory management, inbound technical support and customer care teleservices, telecommunications process management, and product order processing. The Company recognizes revenues as process management services are completed. Substantially all of the Company's significant arrangements with its clients for its services generate revenues based, in large part, on the number and duration of customer inquiries, and the volume, complexity and type of components involved in the handling of clients' products. Changes in the complexity or type of components in the product units assembled by the Company may have an effect on the Company's revenues, independent of the number of product units assembled.

     A key element of the Company's ability to grow is the availability of capacity to readily provide for the needs of new clients and the increased needs of existing clients. StarTek's capacity substantially expanded during 1998 through the opening of a 305,000 square-foot building in Clarksville, Tennessee, a 35,000 square-foot building in Greeley, Colorado and a 22,000 square-foot building in Laramie, Wyoming. These three facilities, all of which became operational during 1998, together with the Company's previously existing capacity, provided adequate capacity to accommodate the revenue and earnings growth experienced by the Company during 1998. StarTek leases 46,350 square-feet of building space in Grand Junction, Colorado, which is currently expected to become operational during the second quarter of 1999. The Company also operates from facilities in the United Kingdom and Singapore. Additionally, the Company has announced plans to search for an additional facility, which is currently expected to be operational during the second half of 1999. Management believes StarTek's existing facilities are adequate for the Company's current operations, but continued capacity expansion will be required to support continued growth. Management intends to maintain a certain amount of excess capacity to enable it to readily provide for the needs of new clients and the increased needs of existing clients.

     The Company's cost of services primarily includes labor, telecommunications, materials, and freight charges that are variable in nature and certain facility expenses. All other operating expenses, including expenses attributed to technology support, sales and marketing, human resource management and other administrative functions that are not allocable to specific client services, are included in selling, general and administrative expenses, which generally tend to be either semi-variable or fixed in nature.

       From July 1992, through June 17, 1997, the Company operated as an S corporation and, accordingly, was not subject to federal or state income taxes. As an S corporation, in addition to general compensation for services rendered, the Company historically paid certain management fees, bonuses and other fees to the principal stockholders and/or their affiliates in amounts on an annual basis which were approximately equal to the annual earnings of the Company, and all such amounts were reflected as management fee expense in the consolidated statement of operations. Upon receipt of such management fees and bonuses, the principal stockholders historically contributed approximately 53% of such amounts to the Company to provide the Company with necessary working capital, with substantially all of the balance used to pay applicable federal and state income taxes. The amounts so contributed are reflected in additional paid-in-capital on the Company's consolidated balance sheets. Effective with the closing of the Company's initial public offering, these management fees and bonus arrangements were discontinued. See Note 1 to the consolidated financial statements set forth in Appendix C.

       Compensation has continued to be payable to certain principal stockholders as general compensation for services rendered in the form of salaries, bonuses, or advisory fees and all such payments are included in selling, general and administrative expenses in the consolidated statement of operations. At current rates, such payments aggregate approximately $516,000 annually. See Note 1 to the consolidated financial statements set forth in Appendix C.

       The Company frequently purchases components of its clients' products as an integral part of its supplier management services and in advance of providing its product assembly and packaging services. These components are packaged, assembled and held by StarTek pending shipment. The Company generally has the right to be reimbursed from clients for unused inventories. Client-owned inventories are not reflected in the Company's consolidated balance sheets. See
Note 1 and Note 4 to the consolidated financial statements set forth in Appendix C for a further description of the Company's inventories.

RESULTS OF OPERATIONS

     The following tables should be read in conjunction with the consolidated financial statements and notes thereto set forth in Appendix C.

     The following table sets forth, for the periods indicated, certain consolidated statement of operations data expressed as a percentage of revenues:

                                                      YEAR ENDED DECEMBER 31
                                           ---------------------------------------------
                                               1996             1997            1998
                                           ------------     ------------    ------------
Revenues                                          100.0%           100.0%          100.0%
Cost of services                                   80.0             80.7            81.6
                                           ------------     ------------    ------------
Gross profit                                       20.0             19.3            18.4
Selling, general and administrative
expenses                                           10.8              9.8            10.4
Management fee expense                              8.6              3.5              --
                                           ------------     ------------    ------------
Operating profit                                    0.6              6.0             8.0
Net interest income ( expense) and other           (0.5)             1.0             1.6
                                           ------------     ------------    ------------
Income before income taxes                          0.1              7.0             9.6
Income tax expense                                  0.2              2.3             3.5
                                           ------------     ------------    ------------
Net income (loss)                                  (0.1)%            4.7%            6.1%
                                           ============     ============    ============

     The following table sets forth certain unaudited pro forma consolidated statement of operations data expressed in dollars and as a percentage of revenues (dollars in thousands, except per share data) (b):

                                                                     Year ended December 31
                                               -------------------------------------------------------------------
                                                               1996                            1997
                                               --------------------------------    -------------------------------
Revenues                                       $       71,584             100.0%   $       89,150            100.0%
Cost of services                                       57,238              80.0            71,986             80.7
                                               --------------                      --------------
Gross profit                                           14,346              20.0            17,164             19.3
Selling, general and administrative expenses            7,764              10.8             8,703              9.8
                                               --------------                      --------------
Operating profit                                        6,582               9.2             8,461              9.5
Net interest income ( expense) and other                 (372)             (0.5)              933              1.0
                                               --------------                      --------------
Income before income taxes                              6,210               8.7             9,394             10.5
Income tax expense                                      2,316               3.3             3,504              3.9
                                               --------------                      --------------
Net income                                     $        3,894               5.4%   $        5,890              6.6%
                                               ==============                      ==============
Basic and diluted net income per share         $         0.34                      $         0.47
Weighted average shares outstanding                11,361,904                          12,652,680


-------------------------------

     (b) See Note 2 to the consolidated financial statements set forth in Appendix C for a further description of pro forma adjustments. Pro forma presentation was not applicable for the year ended December 31, 1998.

1998 Compared to 1997

     Revenues. Revenues increased $51.8 million, or 58.1%, from $89.2 million for 1997 to $141.0 million for 1998. This increase was primarily due to an increase in the volume of services provided to one of the Company's principal clients, together with certain existing and new clients, partially offset by decreases in the volume of services provided to other existing clients.

     Cost of Services. Cost of services increased $43.2 million, or 59.9%, from $71.9 million for 1997 to $115.1 million for 1998. As a percentage of revenues, costs of services increased from 80.7% for 1997 to 81.6% for 1998. This percentage increase was primarily due to higher overall costs of certain business for a principal client at lower relative margins, mix of services performed and training and start-up expenses related to the new Greeley, Colorado, Laramie, Wyoming and Clarksville, Tennessee facilities, all of which became operational during 1998.

     Gross Profit. Due to the foregoing factors, gross profit increased $8.7 million, or 50.9%, from $17.2 million for 1997 to $25.9 million for 1998. As a percentage of revenues, gross profit decreased from 19.3% for 1997 to 18.4% for 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $6.0 million, or 69.1%, from $8.7 million for 1997 to $14.7 million for 1998, primarily as a result of increased personnel costs incurred to service increasing business and costs associated with capacity expansion. As a percentage of revenues, selling, general and administrative expenses increased from 9.8% for 1997 to 10.4% for 1998.

     Management Fee Expense. Management fee expense was $3.1 million for 1997 and zero for 1998. Effective with the closing of the Company's initial public offering in June 1997, management fees were discontinued.

     Operating Profit. As a result of the foregoing factors, operating profit increased from $5.3 million for 1997 to $11.2 million for 1998. As a percentage of revenues, operating profit increased from 6.0% for 1997 to 8.0% for 1998.

     Net Interest Income and Other. Net interest income and other was $0.9 million for 1997 and $2.3 million for 1998. This increase was primarily a result of an increase in interest income derived from cash equivalents and investments available for sale balances during 1998, whereas there were line of credit and substantially more capital lease borrowings outstanding during the first half of 1997, substantially all of which were repaid from the net proceeds received by the Company from its June 1997 initial public offering.

     Income Before Income Taxes. As a result of the foregoing factors, income before income taxes increased $7.1 million, or 114.5%, from $6.3 million for 1997 to $13.4 million for 1998. As a percentage of revenues, income before income taxes increased from 7.0% for 1997 to 9.6% for 1998.

     Income Tax Expense. The Company was taxed as an S corporation for federal and state income tax purposes from July 1, 1992 through June 17, 1997, when S corporation status was terminated in contemplation of the Company's initial public offering. Accordingly, the Company was not subject to federal or state income taxes prior to June 17, 1997. During 1997, a provision for income taxes as a C corporation was made for the period June 18, 1997 through December 31, 1997 as adjusted for a foreign tax benefit item, less a one-time credit to record a net deferred tax asset of $0.3 million upon termination of S corporation status. Income tax expense for 1998 reflects a provision for federal, state and foreign income taxes at an effective rate of 36.5%.

     Net Income. Based on the factors discussed above, net income increased $4.3 million, or 105.5%, from $4.2 million for 1997 to $8.5 million for 1998. As a percentage of revenues, net income increased from 4.7% for 1997 to 6.1% for 1998.

     Pro Forma Management Fee Expense; Pro Forma Operating Profit; Pro Forma Income Before Income Taxes; Pro Forma Income Tax Expense and Pro Forma Net Income for 1997 compared to actual results for 1998. Pro forma amounts for 1997 reflect the elimination of management fees and bonuses to stockholders and their affiliates as these fees and bonuses were discontinued upon the closing of the Company's June 1997 initial public offering, and provide for related income taxes at 37.3% of pre-tax income as if the Company were taxed as a C corporation for the entire year of 1997. Pro forma presentation was not applicable to 1998. As a result of the foregoing factors: (i) pro forma management fee expense is zero for 1997 and actual management fee expense is zero for 1998; (ii) pro forma operating profit was $8.5 million for 1997 compared to actual operating profit of $11.2 million for 1998, while such operating profit represented 9.5% and 8.0% of revenues, respectively; (iii) income before income taxes increased $4.0 million, or 43.1%, from a pro forma amount of $9.4 million for 1997 to an actual amount of $13.4 million for 1998; (iv) income tax expense increased $1.4 million, or 39.9%, from a pro forma amount of $3.5 million for 1997 to an actual amount of $4.9 million for 1998; and (v) net income increased $2.6 million, or 45.1%, from a pro forma amount of $5.9 million for 1997 to an actual amount of $8.5 million for 1998.

1997 Compared to 1996

     Revenues. Revenues increased $17.6 million, or 24.5%, from $71.6 million for 1996 to $89.2 million for 1997. This increase was primarily from existing clients. A portion of the revenues for 1996 were attributable to two large projects, which generated unusually high revenues.

     Cost of Services. Cost of services increased $14.7 million, or 25.8%, from $57.2 million for 1996 to $71.9 million for 1997. As a percent of revenues, cost of services increased 0.7%. Factors pertaining to this increase were decreased labor utilization, primarily from Greeley capacity restraints in latter 1997, increased training costs and a greater penetration of business with a large client at lower relative margins. These increased cost factors were partially offset by the absence of start-up costs in Denver and product rework cost as compared to 1996.

     Gross Profit. As a result of the foregoing factors, gross profit increased $2.8 million, or 19.6%, from $14.3 million for 1996 to $17.2 million for 1997. As a percentage of revenues, gross profit decreased from 20.0% for 1996 to 19.3% for 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $0.9 million, or 12.0%, from $7.8 million for 1996 to $8.7 million for 1997, primarily as a result of increased personnel costs incurred to service increasing business. As a percentage of revenues, selling, general and administrative expenses decreased from 10.8% for 1996 to 9.8% for 1997, reflecting the spreading of fixed and semi-variable costs over a larger revenue base.

     Management Fee Expense. Management fee expense decreased $3.1 million, or 49.3%, from $6.2 million for 1996 to $3.1 million for 1997. As a percentage of revenues, management fee expense decreased from 8.6% for 1996 to 3.5% for 1997. Management fee expense was determined by the Board of Directors and related primarily to changes in operating profit of the Company for 1996. The Company paid management fees and bonuses of $3.1 million in the period from January 1, 1997 through the closing of the Company's initial public offering in June 1997, at which time these management fees and bonus arrangements were discontinued. These management fee and bonus payments gave consideration to operating profits and the effects of certain expense timing differences for book and tax purposes.

     Operating Profit. As a result of the foregoing factors, operating profit increased $4.9 million, or 1200%, from $0.4 million for 1996 to $5.3 million for 1997. As a percentage of revenues, operating profit increased from 0.6% for 1996 to 6.0% for 1997.

     Net Interest Income (Expense) and Other. Net interest income (expense) and other was $0.4 million expense in 1996, while it was $0.9 million income for 1997. This increase in net interest earnings was primarily due to interest earnings from the net proceeds of the Company's initial public offering in June 1997 and the substantial absence of line-of-credit borrowing during the third and fourth quarters of 1997.

     Income Before Income Taxes. As a result of the foregoing factors, income before income taxes increased $6.3 million from zero for 1996 to $6.3 million for 1997. As a percentage of revenues, income before income taxes increased from 0.1% for 1996 to 7.0% for 1997.

     Income Tax Expense. The Company operated as an S corporation for federal and state income tax purposes until termination of S corporation status in connection with the Company's initial public offering. Accordingly, the Company was not subject to federal or state income taxes through June 17, 1997. A provision for foreign income taxes of $0.1 million was made in 1996. During 1997, a provision for income taxes as a C corporation was made for the period June 18, 1997 through December 31, 1997, as adjusted for a foreign tax benefit item, less a one-time credit to record a net deferred tax asset of $0.3 million upon termination of S corporation status.

     Net Income (Loss). Based on the factors discussed above, net income increased $4.3 million, from $(0.1) million for 1996 to $4.2 million for 1997. As a percentage of revenues, net income increased from (0.1)% for 1996 to 4.7% for the year ended December 31, 1997.

     Pro Forma Management Fee Expense; Pro Forma Operating Profit; Pro Forma Income Before Income Taxes; Pro Forma Income Taxes and Pro Forma Net Income. Pro forma amounts reflect the elimination of management fees and bonuses paid to stockholders and their affiliates as these fees and bonuses were discontinued upon closing of the Company's initial public offering, and provide for related income taxes at 37.3% of pre-tax income as if the Company were taxed as a C corporation. As a result of the foregoing factors: (1) pro forma management fee expense is zero for 1996 and 1997; (2) pro forma operating profit increased $1.9 million, or 28.5% from $6.6 million for 1996 to $8.5 million for 1997; (3) pro forma income before income taxes increased $3.2 million, or 51.3%, from $6.2 million in 1996 to $9.4 million for 1997; (4) pro forma income taxes increased $1.2 million, or 51.4%, from $2.3 million 1996 to $3.5 million for 1997; and (5) pro forma net income increased $2.0 million, or 51.3% from $3.9 million for 1996 to $5.9 million for 1997.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to its initial public offering in June 1997, the Company funded its operations and capital expenditures primarily through cash flow from operations, borrowings under various lines of credit, capital lease arrangements, short-term borrowings from its stockholders and their affiliates and additional capital contributions by its stockholders. In November 1997, the Company replaced its previous $3.5 million line of credit with Norwest Business Credit, Inc. with a $5.0 million revolving line of credit with Norwest Bank Colorado, N.A. (the "Bank"), which matures on April 30, 1999. Borrowings under the line of credit bear interest at the Bank's prime rate (7.75% as of December 31, 1998). Under this line of credit, the Company is required to maintain working capital of $17.5 million and tangible net worth of $25.0 million. The Company may not pay dividends in an amount which would cause a failure to meet these financial covenants. As of December 31, 1998, and the date of this Definitive Proxy Statement, the Company was in compliance with these financial covenants. Collateral for the line of credit is the accounts receivable of certain of the Company's wholly-owned subsidiaries. As of December 31, 1998, no amount was outstanding under the $5.0 million line of credit. The Company currently expects to renew this line of credit with the Bank under the same general terms and conditions provided for in the arrangement described above.

     The Company closed an initial public offering of common stock on June 24, 1997. The net proceeds, after deducting underwriting discounts and commissions and offering expenses, were approximately $41.0 million. From the net proceeds, the Company repaid substantially all of its outstanding indebtedness, which included approximately $4.9 million of bank and mortgage indebtedness, $1.8 million of capital lease obligations and $8.0 million of notes payable to principal stockholders arising from an S corporation dividend in an amount approximating the additional paid-in capital and retained earnings of the Company as of the closing date. The balance of the net proceeds (approximately $26.3 million) was primarily used for working capital and other general corporate purposes, including approximately $8.0 million for capital expenditures to expand into new facilities and build-out of the Company's existing facilities.

     During the first half of 1998, the Company completed construction of and began operating from a new 35,000 square-foot call center facility in Greeley, Colorado (the "Greeley Facility"). The Company purchased the Greeley Facility in order to expand its call center capacity. The total construction cost of the Greeley Facility and related equipment was approximately $3.5 million (excluding the cost of the land). The Company financed the land for the Greeley Facility through a $0.3 million non-interest bearing ten year promissory note. The principal balance of the ten year promissory note declines on an equal basis, without payment, over ten years so long as the Company does not sell or transfer the land or fail to continuously operate a customer service center thereon.

     During 1998, the Company purchased a total of approximately $1.8 million in equipment, leasehold improvements and other fixed assets in order to operate a 22,000 square-foot call center facility in Laramie, Wyoming in a leased building. The Laramie call center became operational during the three months ended June 30, 1998. An option to purchase the Laramie land and building for $365,000 was exercised on October 30, 1998.

     On July 8, 1998, the Company entered into certain financing agreements with the Industrial Development Board of the County of Montgomery, Tennessee, (the "Board") in connection with the Board's issuance to StarTek USA, Inc. of an Industrial Development Revenue Note, Series A not to exceed $4.5 million (the "Facility Note") and an Industrial Development Revenue Note, Series B not to exceed $3.5 million (the "Equipment Loan"). The Facility Note bears interest at 9% per annum commencing on October 1, 1998, payable quarterly, and maturing on July 8, 2008. Concurrently, the Company advanced $3.6 million in exchange for the Facility Note and entered into a lease agreement, maturing July 8, 2008, with the Board for the use and acquisition of a 305,000 square-foot process management and distribution facility in Clarksville, Tennessee (the "Facility Lease"). The Facility Lease provides for the Company to pay to the Board lease payments sufficient to pay, when and as due, the principal of and interest on the Facility Note due to the Company from the Board. Pursuant to the provisions of the Facility Lease and upon the Company's payment of the Facility Lease in full, the Company shall have the option to purchase the 305,000 square-foot, Clarksville, Tennessee facility for a lump sum payment of one hundred dollars. The Equipment Loan generally contains the same provisions as the Facility Note and provides for an equipment lease, except the Equipment Loan and equipment lease mature on January 1, 2004. As of December 31, 1998, the Company had used approximately $3.9 million and $1.2 million of the Facility Note and Equipment Loan, respectively, and correspondingly entered into further lease arrangements with the Board.

     All transactions related to the purchase of the notes by the Company from the Board and the lease arrangements from the Board to the Company have been offset against each other in the consolidated financial statements set forth herein, and accordingly have no impact on the consolidated balance sheets. The assets acquired are included in property, plant and equipment. Similarly, the interest income and interest expense related to the notes and lease arrangements, respectively, have also been offset. The lease payments are equal to the amount of principal and interest payments on the notes, and accordingly have no impact on the consolidated statements of operations.

              On October 26, 1998, the Company entered into an equipment loan agreement with a finance company, which matures on November 2, 2002. In connection with the equipment loan, the Company received cash of $3.6 million in exchange for providing, among other things, certain collateral which generally consisted of equipment, furniture and fixtures used in the Company's business. The equipment loan provides for interest at a fixed annual interest rate of 7.0% and for the Company to pay forty-eight equal monthly installments, which in aggregate total approximately $4.2 million. In addition to the collateral described above, the Company granted to the finance company a secondary security interest in certain of its wholly-owned subsidiaries' accounts receivable.

     On February 16, 1999, the Company entered into an operating lease agreement whereby the Company acquired use of 46,350 square-feet of building space in Grand Junction, Colorado to be used by the Company for call center, general office use and other services as appropriate for the general purposes of the Company (the "Grand Junction Facility"). The term of the lease agreement commences on April 1, 1999 and unless earlier terminated or extended, continues until March 31, 2009. Pursuant to the terms of the lease agreement, the Company was granted, among other things, (i) a right of first refusal to purchase the property, of which the leased space is a part, during the lease term and (ii) a right to terminate the lease agreement anytime after the end of the fifth year by giving the landlord 180 day prior written notice to terminate. Assuming the operating lease agreement is not terminated, future minimum rental commitments in aggregate, excluding certain taxes and utilities as defined, total approximately $1.1 million and are payable on a monthly basis from April 1999 through March 2009.

     On February 18, 1999 and in connection with the Grand Junction Facility, the Company ordered certain call center computer hardware and software with an aggregate purchase price of approximately $0.8 million. Completion of installation of this call center equipment is currently scheduled to occur during the second quarter of 1999, when, it is currently expected, the Grand Junction Facility will also become operational.

     As of December 31, 1998, the Company had cash, cash equivalents, and investments available for sale of $36.4 million, working capital of $38.3 million and net worth of $54.1 million. The Company's investments available for sale generally consisted of corporate bonds, foreign government bonds denominated in U.S. dollars, bond related mutual funds, other debt securities, and various real estate investment trusts and equity related mutual funds. Such investments held by the Company could be materially and adversely affected by
(i) various domestic and foreign economic conditions, such as recessions, increasing interest rates, adverse foreign currency exchange fluctuations, foreign and domestic inflation, and other factors and (ii) the inability of certain corporations to repay their debts, including interest amounts, to the Company. See "Quantitative and Qualitative Disclosures About Market Risk", and
Note 1 and Note 3 to the consolidated financial statements set forth in Appendix B and Appendix C, respectively, for further discussions regarding the Company's cash and cash equivalents, and investments available for sale.

     Net cash provided by operating activities increased from $6.1 million for 1997 to $13.1 million for 1998. This increase was primarily a result of increases in net income, depreciation and amortization expense, various tax related items, accounts payable, and accrued and other liabilities, partially offset by increases in accounts receivable, inventories, and gain on sale of assets.

     Net cash used in investing activities was $10.5 million for 1997 and $24.2 million for 1998. This increase was primarily due to increased purchases of (i) property, plant and equipment, and (ii) investments available for sale, partially offset by proceeds received from dispositions of certain fixed assets and investments.

     Net cash provided by financing activities during 1997 of approximately $28.6 million was primarily the result of $41.0 million of net proceeds received from the June 1997 initial public offering, $1.6 million in contributed capital from certain S corporation stockholders prior to the June 1997 initial public offering, and $1.5 million proceeds received from borrowings and capital lease arrangements, partially offset by approximately $7.5 million of net repayments of various debt obligations, and $8.0 million of cash dividends paid to certain S corporation principal stockholders. Net cash provided by financing activities during 1998 of $3.6 million primarily consisted of $3.7 million of net proceeds received from an October 1998 equipment loan and other borrowings, partially offset by approximately $0.1 million of principal payments for the October 1998 equipment loan and various capital lease obligations.

     The effect of currency exchange rate changes on the translation of the Company's United Kingdom operations was not substantial during 1997 and 1998. The terms of the Company's agreements with its clients and its foreign subcontracts are typically in U.S. dollars except for certain of its agreements related to its United Kingdom operations. In the past, the Company's exposure to foreign currency exchange risks has been minimal in connection with its day to day operations in the United Kingdom. However, as the international portion of the Company's business grows, more revenues and expenses may be denominated in foreign currency, and this will increase the Company's exposure to fluctuations in currency exchange rates. See "Quantitative and Qualitative Disclosures About Market Risk" set forth in Appendix B for a further discussion of the Company's exposure to foreign currency exchange risks in connection with certain of its investments available for sale.

     The Company believes its current cash, cash equivalents and investments available for sale balances, anticipated cash flows from future operations and the $5.0 million of currently available financing under its $5.0 million line of credit, will be sufficient to support its operations, capital expenditures and various repayment obligations under its debt and lease agreements for the foreseeable future. However, liquidity and capital requirements depend on many factors including, but not limited to, the Company's ability to retain or successfully and timely replace its principal clients and the rate at which the Company expands its business, whether internally or through acquisitions and strategic alliances. To the extent the funds generated from the sources described above are insufficient to fund the Company's activities in the short or long-term, the Company will be required to raise additional funds through public or private financing. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company.

QUARTERLY RESULTS

     Note 16 to the consolidated financial statements set forth in Appendix C reflects certain unaudited statement of operations data for the quarters in 1997 and 1998 on a historical and pro forma basis. The unaudited historical quarterly information has been prepared on the same basis as the annual information and, in management's opinion, includes all adjustments necessary to present fairly the information for the quarters presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations"-- "Factors That May Affect Future Results"--"Variability of Quarterly Operating Results" set forth herein for a further discussion of the Company's quarterly results.

     For the quarterly periods in 1997 and 1998, revenues, cost of services and gross profits fluctuated principally due to the seasonal pattern of certain of the businesses served by the Company and an increase in the volume of services provided to one of the Company's principal clients, together with certain existing and new clients, partially offset by decreases in the volume of services provided to other existing clients. Revenues, cost of services and gross profit from the fourth quarter of 1997 to the first quarter of 1998 declined principally due to the seasonal pattern of certain businesses served by the Company.

     The following table sets forth certain unaudited historical and pro forma statement of operations data, expressed as a percentage of revenues:

                                        1997 QUARTERS ENDED                1998 QUARTERS ENDED
                                ----------------------------------   ---------------------------------
                                MAR 31    JUN 30  SEPT 30   DEC 31   MAR 31   JUN 30  SEPT 30   DEC 31
                                -----     -----   -------   ------   ------   ------  -------   ------
Historical:
     Revenues                   100.0 %   100.0 %  100.0 %  100.0 %  100.0 %  100.0 %  100.0 %  100.0 %
     Gross profit                23.6      21.9     19.4     16.0     18.8     19.0     18.4     18.0
     Selling, general and
       administrative expenses   13.0      12.1     10.6      6.8     11.2     13.3     11.0      8.6
     Management fee expense       4.7      14.5       --       --       --       --       --       --
     Operating profit (loss)      5.9      (4.7)     8.8      9.2      7.6      5.7      7.4      9.4
     Net income (loss)            5.4      (4.0)     7.2      6.8      6.2      5.4      5.7      6.5


Pro forma:
     Revenues                   100.0 %   100.0 %     --       --       --       --       --       --
     Gross profit                23.6      21.9       --       --       --       --       --       --
     Selling, general and
       administrative expenses   13.0      12.1       --       --       --       --       --       --
     Management fee expense        --        --       --       --       --       --       --       --
     Operating profit (loss)     10.6       9.8       --       --       --       --       --       --
     Net income (loss)            6.3       5.8       --       --       --       --       --       --

     Gross profit, as a percentage of revenues, increased 2.8% from the fourth quarter of 1997 to the first quarter of 1998 as a result of the mix of services performed and the absence of lower labor utilization and capacity constraints related to the 100,000 square-foot Greeley facility, partially offset by training and start-up expenses related to the 35,000 square-foot Greeley facility.

     Gross profit, as a percentage of revenues, decreased 4.8% from the first quarter of 1997 to the first quarter of 1998 primarily as a result of higher overall cost of services from greater penetration of business with certain principal clients at lower relative margins, training and start-up expenses related to the 35,000 square-foot Greeley facility and the mix of services performed.

     Gross profit, as a percentage of revenues, decreased 2.9% from the second quarter of 1997 to the second quarter of 1998 primarily as a result of higher overall cost of services of certain business at lower relative margins, mix of services performed, and training and start-up expenses related to the 35,000 square-foot Greeley facility and the 22,000 square-foot Laramie facility, both of which became operational in the second quarter of 1998.

     Gross profit, as a percentage of revenues, decreased 1.0% from the third quarter of 1997 to the third quarter of 1998 primarily as a result of higher overall costs of certain business at lower relative margins, mix of services performed and training and start-up expenses related to the 305,000 square-foot Clarksville, Tennessee facility, which became operational during the third quarter of 1998.

     Gross profit, as a percentage of revenues, increased 2.0% from the fourth quarter of 1997 to the fourth quarter of 1998 primarily as a result of the absence of lower labor utilization and capacity constraints related to the 100,000 square-foot Greeley facility. Operating from the 305,000 square-foot facility in Clarksville, Tennessee substantially contributed to the relief of the capacity constraints experienced by the Company during the fourth quarter of 1997. Gross profit, as a percentage of revenues, remained relatively consistent for the quarterly periods in 1998.

     For the quarterly periods in 1997, selling, general and administrative expenses as a percentage of revenues, fluctuated principally due to the spreading of fixed and semi-variable costs over a revenue base that fluctuates from quarter to quarter. For the quarterly periods in 1998, selling, general and administrative expenses as a percentage of revenues, fluctuated principally due to increased personnel costs incurred to service increasing business and costs associated with capacity expansion.

     The Company paid management fees and bonuses of $3.1 million in the period January 1, 1997 through the closing of the Company's initial public offering in June 1997, at which time these management fees and bonus arrangements were discontinued. These 1997 management fees and bonus arrangements gave consideration to operating profits and the effects of certain expense timing differences for book and tax purposes.

     Operating profit fluctuated within the quarterly periods of 1997 and 1998 based primarily on the factors noted above. Net income fluctuated within the quarterly periods of 1997 (pro forma quarterly results for the first two quarters of 1997 and actual quarterly results for the last two quarters of 1997) and 1998 (actual quarterly results for all quarters in 1998) based primarily on the factors noted above, and based on an increase in interest earnings in 1998 derived from the Company's cash equivalents and investments available for sale, partially offset by a provision for income tax expense in 1998 of 36.5%.

     The unaudited pro forma quarterly information for the first two quarters of 1997 presents the effects on operating profit of the elimination of management fee expense paid to stockholders and their affiliates as these fees were discontinued effective with closing of the Company's initial public offering. See Note 2 to the consolidated financial statements set forth in Appendix C for a further description of the 1997 pro forma information and related pro forma adjustments. Pro forma presentation was not applicable for the quarterly periods beginning after June 30, 1997.

YEAR 2000 COMPLIANCE

     The year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Some of the Company's older computer programs and technologies fall into this category. As a result, those programs have time-sensitive applications that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in other normal business activities.

     The Company formally created a year 2000 project team (the "Y2K Team") during the first quarter of 1998. The Y2K Team reports directly to the Company's executive committee and periodically provides the executive committee status updates of its year 2000 compliance efforts. To date, the Y2K Team has, among other things, completed its initial assessment of the Company's year 2000 compliance issues, identified non year 2000 compliant computer equipment and software, communicated with applicable third party vendors of the Company in order to gather information on year 2000 matters beyond the Company's internal information technologies, scheduled and partially completed year 2000 testing of the Company's applicable information systems, and planned to develop and test a year 2000 contingency plan. The total cost of the Company's year 2000 compliance efforts is currently estimated to be approximately $100,000.

     The Company currently anticipates that the Y2K Team will complete its year 2000 compliance efforts during the third quarter of 1999, which is prior to any currently anticipated material adverse effect the year 2000 issue may have on the Company's business, financial condition and results of operations. Additionally, StarTek uses certain of its clients' software applications in performing its outsourced services. Such client-owned software used by StarTek, if not year 2000 compliant, could cause significant interruptions and delays in the Company's services, revenues and cash receipts. Currently, management is unaware of any specific year 2000 issues related to client-owned software used in StarTek's day to day operations. The Company currently believes, based on its current year 2000 compliance planning, the year 2000 issue will not pose material adverse problems to its business. However, if the Company's, its third party vendors', subcontractors' and clients' year 2000 compliance efforts are not successful, or not completed in a timely manner, the year 2000 issue could have a material adverse effect on the operations of the Company.

     The anticipated cost and timing to complete the year 2000 compliance efforts mentioned above are based on estimates which have been derived using numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no assurance that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to completely identify and correct all relevant information systems, the ability to coordinate successfully with its third party vendors, subcontractors and clients in order to attempt to insure year 2000 issues beyond the Company's internal information systems are also successfully and timely addressed, and other uncertainties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations"-- "Factors That May Affect Future Results" set forth herein for a further discussion of factors relating to the Company's "Year 2000 Compliance".

INFLATION AND GENERAL ECONOMIC CONDITIONS

     Although the Company cannot accurately anticipate the effect of domestic and foreign inflation on its operations, the Company does not believe that inflation has had, or is likely in the foreseeable future to have, a material adverse effect on its results of operations or financial condition.

FACTORS THAT MAY AFFECT FUTURE RESULTS

Reliance on Principal Client Relationships

     A substantial portion of the Company's revenue is generated from its principal client(s) and the loss of its principal client(s) could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's two largest clients during the twelve and three months ended December 31, 1997 were Microsoft Corporation ("Microsoft") and Hewlett-Packard Company ("Hewlett-Packard"). Microsoft, which began its outsourcing relationship with StarTek in April 1996, accounted for approximately 56.3% of the Company's revenues during the year ended December 31, 1997. The Company provides various outsourced services to various divisions of Hewlett-Packard, each of which the Company considers separate clients since each division acts through a relatively autonomous decision maker. Hewlett-Packard's various divisions accounted for approximately 25.4% of the Company's revenues during the year ended December 31, 1997. The Company began its outsourcing relationship with Hewlett-Packard in 1987. The Company's largest client during the year ended December 31, 1998 was Microsoft. Microsoft accounted for approximately 72.5% of the Company's revenues during the year ended December 31, 1998. There can be no assurance the Company will be able to retain its principal client(s) or, if it were to lose its principal client(s), it would be able to timely replace its principal client(s) with clients which generate a comparable amount of revenues.

Variability of Quarterly Operating Results

     The Company's business is highly seasonal and is, at times, conducted in support of product launches for new and existing clients. Historically, the Company's revenues have been substantially lower in the first and second quarters due to the timing of its clients' marketing programs and product launches, which are typically geared toward the holiday buying season. Additionally, the Company has experienced, and expects to continue to experience, quarterly variations in operating results as a result of a variety of factors, many of which are outside the Company's control, including: (i) the timing of existing and future client product launches; (ii) the expiration or termination of existing client projects; (iii) the timing and amount of costs incurred to expand capacity in order to provide for further revenue growth from current and future clients; (iv) the seasonal nature of certain clients' businesses; (v) the cyclical nature of certain high technology clients' businesses; and (vi) changes in the Company's principal client base.


Year 2000 Compliance

     As the year 2000 approaches, an issue impacting all companies, including StarTek, has emerged regarding how existing application software programs, computer operating systems and other operating equipment which use embedded computer chips can accommodate this date value. Software programs, computer operating systems and other operating equipment that have date-sensitive programming or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of StarTek's operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Similarly, disruptions in the operations of StarTek's clients, third party vendors and/or subcontractors due to the year 2000 issue could materially and adversely affect StarTek's operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations"--"Year 2000 Compliance" set forth herein for a further discussion of the Company's year 2000 compliance efforts.

Difficulties in Managing Business Undergoing Rapid Growth

     StarTek has experienced rapid growth over the past several years and anticipates continued future growth. Continued growth depends on a number of factors, including the Company's ability to (i) initiate, develop and maintain new and existing client relationships, particularly relationships with its principal client(s); (ii) expand its sales and marketing organization; (iii) recruit, motivate and retain qualified management, customer support and other personnel; (iv) rapidly expand the capacity of its existing facilities or identify, acquire or lease suitable additional facilities on acceptable terms and complete build-outs of such facilities in a timely and economic fashion; (v) provide high quality services to its clients; and (vi) maintain relationships with high-quality and reliable suppliers. Continued rapid growth can be expected to place significant strain upon the Company's management, employees, operations, operating and financial systems, and other resources. To accommodate such growth and to compete effectively, the Company must continue to implement and improve its information systems, procedures, and controls and expand, train, motivate, and manage its workforce. There can be no assurance that the Company's personnel, systems, procedures, and controls will be adequate to support the Company's future operations. Further, there can be no assurance the Company will be able to maintain or accelerate its current growth, effectively manage its expanding operations or achieve planned growth on a timely and profitable basis. If the Company is unable to manage growth effectively or if growth does not occur, its business, results of operations and financial condition could be materially and adversely affected.

Risks Associated with Rapidly Changing Technology

     Continued and substantial world-wide use and development of the Internet as a delivery system for computer software, hardware, computer games, other computer related products, and products in general could significantly and adversely affect demand for the Company's services. Additionally, the Company's success is significantly dependent on its computer equipment, telecommunications equipment, software systems, operating systems, and financial systems. There can be no assurance that the Company will be able to timely and successfully develop and market any new services, that such services will be commercially successful or that clients' and competitors' technologies or services will not render the Company's services obsolete. Furthermore, the Company's failure to successfully and timely implement sophisticated technology or to respond effectively to technological changes in general, could have a material adverse effect on the Company's success, growth prospects, results of operations and financial condition.

Dependence on Labor Force

     StarTek's success is largely dependent on its ability to recruit, hire, train, and retain qualified employees. The Company's business is labor intensive and continues to experience relatively high personnel turnover. The Company's operations, especially its technical support teleservices, generally require specially trained employees. Increases in the Company's employee turnover rate could increase the Company's recruiting and training costs and decrease its operating efficiency and productivity. Also, the addition of new clients or the implementation of new projects for existing clients may require the Company to recruit, hire, and train personnel at accelerated rates. There can be no assurance that the Company will be able to successfully recruit, hire, train, and retain sufficient qualified personnel to adequately staff for existing business or future growth. In addition, because a substantial portion of the Company's operating expenses consist of labor related costs, continued labor shortages together with increases in wages (including minimum wages as mandated by the U.S. federal government, employee benefit costs, employment tax rates, and other labor related expenses) could have a material adverse effect on StarTek's business, operating profit and financial condition. Furthermore, certain of StarTek's facilities are located in areas with relatively low unemployment rates and/or relatively high labor costs, thus potentially making it more difficult and costly to hire qualified personnel.

Risks Associated with International Operations and Expansion

     StarTek currently conducts business in Europe and Asia, in addition to its North American operations. Such international operations accounted for approximately 13.9% of the Company's total revenues for the year ended December 31, 1998. A component of the Company's growth strategy continues to be expansion of its international operations. There can be no assurance that the Company will be able to continue or expand its capacity to market, sell, and deliver its services in international markets or that it will be able to develop relationships with other businesses to expand its international operations. Additionally, there are certain risks inherent in conducting international business, including: (i) exposure to foreign currency fluctuations against the U.S. dollar; (ii) potentially longer working capital cycles; (iii) greater difficulties in collecting accounts receivable; (iv) difficulties in complying with a variety of foreign laws and foreign tax regulations; (v) unexpected changes in foreign government programs, policies, regulatory requirements and labor laws; (vi) difficulties in staffing and effectively managing foreign operations; and (vii) political instability and adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's international operations and, consequently, on the Company's business, results of operations, growth prospects and financial condition.

Control by Principal Stockholders

     As of March 24, 1999, A. Emmet Stephenson, Jr., Chairman of the Board and co-founder of the Company, and his family, beneficially own approximately 66.2% of the Company's outstanding common stock. As a result, Mr. Stephenson and his family will be able to elect the entire Board of Directors of the Company and to control substantially all other matters requiring action by the Company's stockholders. Additionally, substantially all of the Company's revenues, operating expenses and operating results in general are derived from the Company's wholly-owned subsidiaries. Mr. Stephenson is also the sole Director for each of the Company's wholly-owned subsidiaries. Such voting concentration may discourage, delay or prevent a change in control of the Company and its wholly-owned subsidiaries.

Dependence on Key Personnel

     The Company's success to date has depended in large part on the skills and efforts of Mr. Stephenson and of Michael W. Morgan, President, Chief Executive Officer, Director and co-founder of the Company. As of March 24, 1999, Mr. Stephenson and his family and Mr. Morgan beneficially own approximately 66.2% and 7.0% of the Company's outstanding common stock, respectively. Mr. Stephenson and Mr. Morgan have not entered into employment agreements with the Company and there can be no assurance that the Company can retain the services of these individuals. The loss of either Mr. Stephenson or Mr. Morgan, or the Company's inability to hire or retain other qualified officers, directors and key employees, could have a material adverse effect on the Company's success, growth prospects, results of operations and financial condition.

Dependence on Key Industries and Trends Toward Outsourcing

     StarTek's current client base primarily consists of companies engaged primarily in the computer software, computer hardware, Internet, E-commerce, technology and telecommunications industries. The Company's business and growth is largely dependent on the continued demand for its services from clients in these industries and industries targeted by the Company, and current trends in such industries to outsource various non-core functions which are offered on an outsourced basis by the Company. A general economic downturn in the computer industry or in other industries targeted by the Company or a slowdown or reversal of the trend in these industries to outsource services provided by the Company could materially and adversely affect the Company's business, results of operations, growth prospects and financial condition.

Risks Associated with the Company's Contracts

     The Company typically enters into written agreements with each client for outsourced services or performs services on a purchase order basis. Under substantially all of the Company's significant arrangements with its clients, including its principal clients, the Company typically generates revenues based in large part, on the number and duration of customer inquiries, and the volume, complexity, and type of components involved in its clients' products. Consequently, the amount of StarTek's revenues generated from any particular client is generally dependent upon customers' purchase and use of its clients' products. There can be no assurance as to the number of customers who will be attracted to the products of the Company's clients or that the Company's clients will continue to develop new products that will require the Company's services. Although the Company currently seeks to sign multi-year contracts with its clients, the Company's contracts generally (i) permit termination upon relatively short notice by its clients, (ii) do not designate the Company as its clients' exclusive outsourcing service provider, (iii) do not penalize its clients for early termination, and (iv) generally hold the Company responsible for work performed which does not meet certain pre-defined specifications. To the extent the Company works on a purchase order basis, agreements with its clients frequently do not provide for minimum purchase requirements, except in connection with certain of its technical support and customer care services. Several of the Company's contracts require the Company, through its wholly-owned subsidiaries and for certain of its facilities and services, to maintain ISO 9002 certification.

Highly Competitive Market

     The markets in which the Company operates are highly competitive. The Company expects competition to persist and intensify in the future. The Company's competitors include small firms offering specific applications, divisions of large companies, large independent firms and, most significantly, the in-house operations of the Company's existing and potential clients. A number of competitors have or may develop financial and other resources greater than those of the Company. Similarly, there can be no assurance that additional competitors with greater name recognition and resources than the Company will not enter the markets in which the Company operates. Because the in-house operations of the Company's existing and potential clients are significant competitors of the Company, the Company's performance and growth could be materially and adversely affected if its clients decide to provide in-house services that currently are outsourced or if potential clients retain or increase their in-house capabilities. Further, a decision by its principal client(s) to consolidate its outsourced services with a company other than StarTek could materially and adversely affect the Company's business, particularly due to the fact that the Company is not the largest supplier of any of the services it currently provides to its principal client(s). Additionally, competitive pressures from current or future competitors could result in substantial price erosion, which could materially and adversely affect the Company's business, results of operations and financial condition.

Risks of Business Interruptions

     StarTek's operations are dependent upon its ability to protect its facilities, clients' products, confidential client information, computer equipment, telecommunications equipment, and software systems against damage from Internet interruption, fire, power loss, telecommunications interruption, E-commerce interruption, natural disaster, theft, unauthorized intrusion, computer viruses, and other emergencies and the ability of its suppliers, to deliver component parts on an expedited basis. While the Company maintains certain procedures and contingency plans to minimize the detrimental impact of such events, there can be no assurance that such procedures and plans will be successful. In the event the Company experiences temporary or permanent interruptions or other emergencies at one or more of its facilities, the Company's business could be materially and adversely affected and the Company may be required to pay contractual damages to its clients or allow its clients to terminate or renegotiate their arrangements with the Company. While the Company maintains property and business interruption insurance, such insurance may not adequately and/or timely compensate the Company for all losses that it may incur. Further, some of the Company's operations, including telecommunication systems and telecommunication networks, and the Company's ability to timely and consistently access and use 24 hours per day, seven days per week, telephone, Internet, E-commerce, E-mail, facsimile connections, and other forms of communication, are substantially dependent upon telephone companies, Internet service providers, T1 lines, etc. If such communications are interrupted on a short or long-term basis, the Company's services would be similarly interrupted and delayed.

Volatility of Stock Price

     The market price of StarTek's common stock may be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, the success of the Company in implementing its business and growth strategies, announcements of new contracts or contract cancellations, announcements of technological innovations or new products and services by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. Additionally, the stock market has experienced substantial price and volume fluctuations that have particularly affected the market prices of equity securities of many companies, and that have often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of StarTek's common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation initiated against the Company could result in substantial costs and diversion of management's attention and resources, which could materially and adversely affect the Company's business, results of operations and financial condition.

                                   APPENDIX B

                         STARTEK, INC. AND SUBSIDIARIES

            QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The following discusses the Company's exposure to market risk related to changes in interest rates and other general market risks, equity market prices, and foreign currency exchange rates. Primarily all of the Company's investment decisions are directed by its Chairman of the Board. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results could vary materially as a result of a number of factors, including but not limited to, changes in interest rates and other general market risks, equity market prices, foreign currency exchange rates, and those set forth in Appendix A under "Management's Discussion and Analysis of Financial Condition and Results of Operations"--"Factors That May Affect Future Results". See also Note 1 and
Note 3 to the consolidated financial statements set forth in Appendix C for a further discussion of the Company's cash and cash equivalents and investments available for sale.

Interest Rate Sensitivity and Other General Market Risks

     Cash and cash equivalents. As of December 31, 1998, the Company had cash and cash equivalents of approximately $19.6 million, which consisted of (i) approximately $1.4 million invested in various money market funds and overnight investments at a weighted average interest rate of approximately 5.5%, (ii) approximately $17.9 million invested in various commercial paper securities at a weighted average interest rate of approximately 6.1%, and (iii) approximately $0.3 million in various non-interest bearing operating accounts. StarTek considers cash equivalents to be short-term, highly liquid investments that are readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. The Company does not expect any material loss with respect to its cash and cash equivalents as a result of interest rate changes, and the estimated fair value of its cash and cash equivalents approximates original cost.

     Investments Available for Sale. As of December 31, 1998, the Company had investments available for sale of $16.8 million. These investments available for sale generally consisted of corporate bonds, foreign government bonds denominated in U.S. dollars, bond related mutual funds, other debt securities, and various equity related mutual funds. Corporate bonds , foreign government bonds denominated in U.S. dollars, bond related mutual funds, and other debt securities held in the Company's investment portfolio are subject to interest rate risk and will fall in value if market interest rates increase.

     The fair market value of, and the estimated cash flows from, the Company's investments in corporate bonds are substantially dependent upon the creditworthiness of certain corporations that are expected to repay their debts, including interest, as they become due, to the Company. If such corporations' financial condition and liquidity adversely changes, the Company's investments in their debts can be expected to be materially and adversely affected.

     The Company's investments in foreign government bonds denominated in U.S. dollars entail special risks of global investing; these include, but are not limited to, (i) currency exchange fluctuations which could adversely affect the ability of foreign governments to repay their debts in U.S. dollars, (ii) foreign government regulations, and (iii) the potential for political and economic instability. The fair market value of such investments in foreign government bonds (denominated in U.S. dollars) can be expected to be more volatile than that of U.S. government bonds. These risks are intensified for the Company's investments in debt of foreign governments located in countries generally considered to be emerging markets.

     The table below provides information about maturity dates and corresponding weighted average interest rates with regard to certain of StarTek's investments available for sale as of December 31, 1998.

                                                               EXPECTED MATURITY DATE
                           WEIGHTED AVERAGE                           --COST--
                           INTEREST RATES                      (DOLLARS IN THOUSANDS)
                           --------------------------------------------------------------------------------------  ----------
                                         1999       2000       2001       2002       2003    Thereafter   Total    FAIR VALUE
                                       --------   --------   --------   --------   --------  ----------  --------  ----------
Corporate bonds                 8.3%   $  1,063         --         --         --         --         --   $  1,063   $  1,079
Corporate bonds                 7.4%         --   $  3,590         --         --         --         --   $  3,590   $  3,602
Corporate bonds                 7.3%         --         --   $  1,888         --         --         --   $  1,888   $  1,791
Corporate bonds                 6.3%         --         --         --         --         --   $  2,445   $  2,445   $  2,354
Foreign government bonds
and other                       8.9%         --         --         --         --         --   $  3,202   $  3,202   $  2,907
                                       --------   --------   --------   --------   --------   --------   --------   --------
Total                           7.6%   $  1,063   $  3,590   $  1,888         --         --   $  5,647   $ 12,188   $ 11,733
                                       ========   ========   ========   ========   ========   ========   ========   ========

     Management believes the Company currently has the ability to hold these investments until maturity, and therefore, if held to maturity, the Company would not expect the future proceeds from these investments to be affected, to any significant degree, by the effect of a sudden change in market interest rates. Declines in interest rates over time will, however, reduce the Company's interest income derived from future investments.

     As of December 31, 1998 and as part of its investments available for sale portfolio, the Company also was invested in (i) various bond related mutual funds which, in the aggregate, had an original cost and fair market value of approximately $4.0 million and $3.9 million, respectively and (ii) various real estate investment trusts and equity related mutual funds which, in the aggregate, had an original cost and fair market value of approximately $1.6 million and $1.2 million, respectively.

     Such bond related mutual funds, as of December 31, 1998 (i) had a weighted average interest rate of approximately 6.0%, and a weighted average maturity of approximately three years; (ii) are primarily invested in investment grade bonds of U.S. and foreign issuers denominated in U.S. and foreign currencies, and interests in floating or variable rate senior collateralized loans to corporations, partnerships, and other entities in a variety of industries and geographic regions; (iii) include certain foreign currency risk hedging instruments which are intended to reduce fair market value fluctuations; (iv) are subject to interest rate risk and will fall in value if market interest rates increase; and (v) are subject to the quality of the underlying securities within the mutual funds. The Company's investments in such bond related mutual funds entail special risks of global investing, including, but not limited to,
(i) currency exchange fluctuations, (ii) government regulations, and (iii) the potential for political and economic instability. The fair market value of the Company's investments in such bond related mutual funds can be expected to be more volatile than that of a U.S.-only fund. These risks are intensified for certain investments in debt of foreign governments (included in bond related mutual funds) which are located in countries generally considered to be emerging markets. Additionally, certain of the bond related mutual fund investments are also subject to the effect of leverage, which in a declining market, can be expected to result in a greater decrease in fair market value than if such investments were not leveraged.

     Outstanding Debt of the Company. As of December 31, 1998, the Company had outstanding debt of approximately $4.2 million, approximately $3.6 million of which bears interest at an annual fixed rate of 7.0%. Since substantially all of the interest on the Company's debt is fixed, a hypothetical 10.0% decrease in interest rates would not have a material impact on the Company. Increases in interest rates could, however, increase interest expense associated with future borrowings by the Company, if any. For example, the Company may from time to time effect borrowings under its $5.0 million line of credit for general corporate purposes, including working capital requirements, capital expenditures and other purposes related to expansion of the Company's capacity. Borrowings under the $5.0 million line of credit bear interest at the lender's prime rate, which was 7.75% as of December 31, 1998. As of December 31, 1998, the Company had no outstanding line of credit obligations.

     The Company has not hedged against interest rate changes.

Equity Price Risk

     As of December 31, 1998, the Company held in its investments available for sale portfolio, certain equity securities with original costs and fair market values, in aggregate, of $1.6 million and $1.2 million, respectively. The Company's investments in equity securities generally consist of various real investment trusts and equity related mutual funds. A substantial decline in the values of real estate investment trusts and equity related mutual funds, and equity prices in general could have a material adverse effect on the Company's equity investments.

     The Company has not hedged against equity price changes.

Foreign Currency Exchange Risk

     Approximately 5.9% of the Company's total revenues for 1998 were derived from arrangements whereby the Company received payments from its clients in currencies other than U.S. dollars. The terms of the Company's agreements with its clients and its foreign subcontracts are typically in U.S. dollars except for certain of its agreements related to its United Kingdom operations. If an arrangement provides for the Company to receive payments in a foreign currency, the ultimate revenues realized from such an arrangement may be less if the value of such foreign currency declines. Similarly, if an arrangement provides for the Company to make payments in a foreign currency, the ultimate cost of services and operating expenses for such an arrangement may be more if the value of such foreign currency increases. For example, a 10% change in the relative value of such foreign currency could cause a related 10% change in the Company's previously expected revenues, cost of services and operating expenses. In the past, the Company's exposure to currency exchange risks has been minimal in connection with its day to day operations in the United Kingdom. However, as the international portion of the Company's business grows, more revenues and expenses may be denominated in foreign currency, and this will increase the Company's exposure to fluctuations in currency exchange rates.

     The Company has not hedged against foreign currency exchange rate changes related to its day to day operations in the United Kingdom. However, certain of its investments classified as bond related mutual funds (discussed in further detail above as part of "Interest Rate Sensitivity and Other General Market Risks") include investments in various forms of currency risk hedging instruments which are intended to reduce fair market value fluctuations of such mutual funds.

                                   APPENDIX C
                                   ----------

                         STARTEK, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS





                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
StarTek, Inc.

         We have audited the accompanying consolidated balance sheets of StarTek, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of StarTek, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.





                                      ERNST & YOUNG LLP




Denver, Colorado
February 20, 1999

                         STARTEK, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                DECEMBER 31
                                                             1997        1998
                                                           --------    --------
ASSETS

Current assets:
     Cash and cash equivalents                             $ 26,960    $ 19,593
     Investments available for sale                           7,356      16,829
     Trade accounts receivable, less
        allowance for doubtful accounts of $383 and $441
        as of December 31, 1997 and 1998, respectively       12,518      20,476
     Inventories                                              2,539       2,772
     Deferred tax assets                                        440       1,135
     Prepaid expenses and other                                 205         165
                                                           --------    --------
Total current assets                                         50,018      60,970
Property, plant and equipment, net                            8,151      19,171
Other assets                                                      3          60
                                                           --------    --------
Total assets                                               $ 58,172    $ 80,201
                                                           ========    ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                      $  9,387    $ 17,433
     Accrued liabilities                                      1,292       2,092
     Income taxes payable                                       106       1,944
     Current portion of capital lease obligations                82          46
     Current portion of long-term debt                           26         906
     Other                                                      421         213
                                                           --------    --------
Total current liabilities                                    11,314      22,634
Capital lease obligations, less current portion                 121          77
Long-term debt, less current portion                            435       3,196
Deferred income taxes                                           231         144
Other                                                            65          17

Commitments                                                      --          --

Stockholders' equity:
     Common stock                                               138         138
     Additional paid-in capital                              41,661      41,661
     Cumulative currency translation adjustment                  70         167
     Unrealized loss on investments available for sale          (92)       (606)
     Retained earnings                                        4,229      12,773
                                                           --------    --------
Total stockholders' equity                                   46,006      54,133
                                                           --------    --------
Total liabilities and stockholders' equity                 $ 58,172    $ 80,201
                                                           ========    ========



See notes to consolidated financial statements.

                         STARTEK, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  YEAR ENDED DECEMBER 31
                                             1996           1997         1998
                                         -----------    -----------   -----------
Revenues                                 $    71,584    $    89,150   $   140,984
Cost of services                              57,238         71,986       115,079
                                         -----------    -----------   -----------
Gross profit                                  14,346         17,164        25,905
Selling, general and administrative
  expenses                                     7,764          8,703        14,714
Management fee expense                         6,172          3,126            --
                                         -----------    -----------   -----------
Operating profit                                 410          5,335        11,191
Net interest income (expense) and
  other                                         (372)           933         2,254
                                         -----------    -----------   -----------
Income before income taxes                        38          6,268        13,445
Income tax expense                               112          2,110         4,901
                                         -----------    -----------   -----------
Net income (loss)                        $       (74)   $     4,158   $     8,544
                                         ===========    ===========   ===========
Basic and diluted net income per share                                $      0.62
Weighted average shares outstanding                                    13,828,571





See notes to consolidated financial statements.

                         STARTEK, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                          YEAR ENDED DECEMBER 31
                                                                       1996        1997        1998
                                                                     --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                    $    (74)   $  4,158    $  8,544
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Depreciation and amortization                                        1,438       1,829       2,852
   Deferred income taxes                                                   --        (153)       (577)
   Gain on sale of assets                                                  --          --        (106)
   Changes in operating assets and liabilities :
      Accounts receivable                                               2,231      (1,487)     (7,958)
      Inventories                                                      (1,177)         (4)       (233)
      Prepaid expenses and other assets                                    87         (65)        (17)
      Accounts payable                                                 (2,744)      2,425       8,046
      Income taxes payable                                                 --         106       1,838
      Accrued and other liabilities                                     1,657        (661)        679
                                                                     --------    --------    --------
Net cash provided by operating activities                               1,418       6,148      13,068
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment                             (1,333)     (3,191)    (14,108)
Proceeds from disposition of property, plant and equipment                 --          --         181
Purchases of investments available for sale                                --      (7,504)    (18,684)
Proceeds from disposition of investments available for sale                --          --       8,397
Collections on notes receivable-stockholders                              663         213          --
                                                                     --------    --------    --------
Net cash used in investing activities                                    (670)    (10,482)    (24,214)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (principal payments on) line of credit
borrowings                                                                 49      (3,500)         --
Principal payments on borrowings                                           (7)     (1,854)        (62)
Proceeds from borrowings and capital lease obligations                    819       1,500       3,729
Principal payments on capital lease obligations                          (847)     (2,218)        (80)
Principal payments on notes payable-stockholders                         (738)         --          --
Dividend to S corporation principal stockholders                           --      (8,000)         --
Principal payments on note payable-affiliate                           (1,112)         --          --
Net proceeds from initial public offering of common stock                  --      41,042          --
Contributed capital                                                     3,240       1,641          --
                                                                     --------    --------    --------
Net cash provided by financing activities                               1,404      28,611       3,587
Effect of exchange rate changes on cash                                   139         (59)        192
                                                                     --------    --------    --------
Net increase (decrease) in cash and cash equivalents                    2,291      24,218      (7,367)
Cash and cash equivalents at beginning of year                            451       2,742      26,960
                                                                     --------    --------    --------
Cash and cash equivalents at end of year                             $  2,742    $ 26,960    $ 19,593
                                                                     ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest                                               $    535    $    368    $     58
Income taxes paid                                                    $    112    $  2,263    $  3,640
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITY
Equipment acquired or refinanced under capital leases                $  1,017    $     --    $     --
Property, plant and equipment acquired or refinanced under
         long-term debt                                              $     --    $    261    $  3,629
Net unrealized loss on investments available for sale                $     --    $     92    $    514




See notes to consolidated financial statements.

                         STARTEK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                                                 ACCUMULATED
                                            COMMON STOCK    ADDITIONAL      NOTE                    OTHER          TOTAL
                                        ------------------    PAID-IN    RECEIVABLE   RETAINED  COMPREHENSIVE  STOCKHOLDERS'
                                            SHARES  AMOUNT    CAPITAL    STOCKHOLDER  EARNINGS     INCOME          EQUITY
                                        --------------------------------------------------------------------------------------
Balance, December 31, 1995                   43,200   $ 1     $ 2,908      $ (213)     $ 1,112      $ (10)            $ 3,798
         Contributed capital                     --   --        3,240        --          --           --                3,240

         Net loss                                --   --        --           --            (74)       --                 (74)
         Currency translation
           adjustment                            --   --        --           --          --          139                  139
                                                                                                               ---------------
         Comprehensive income                    --   --        --           --          --           --                   65
                                                                                                               ---------------

                                        --------------------------------------------------------------------------------------
Balance, December 31, 1996                   43,200    1       6,148        (213)       1,038        129                7,103
         Payment of note receivable-
           stockholder                           --   --        --           213         --           --                  213
         Contribution of StarTek
           Europe, Ltd.                     (9,582)   --        --           --          --           --                   --
         Contributed capital                     --   --       1,641         --          --           --                1,641
         322.1064-for-one common stock
           split effected by stock
           dividend, immediately
           prior to closing
           of initial public
           offering                      10,794,953   107      (107)         --          --           --                   --
         Dividend to principal
           stockholders                          --   --      (7,033)        --         (967)         --              (8,000)
         Issuance of common stock
           pursuant to initial public
           offering, net of stock
           issuance costs of $3,958       3,000,000   30      41,012         --          --           --               41,042

         Net income                              --   --        --           --         4,158         --                4,158
         Currency translation
           adjustment                            --   --        --           --          --          (59)                (59)
         Unrealized loss on investments
           available for sale                    --   --        --           --          --          (92)                (92)
                                                                                                               ---------------
         Comprehensive income                    --   --        --           --          --           --                4,007
                                                                                                               ---------------

                                        --------------------------------------------------------------------------------------
Balance, December  31, 1997              13,828,571   138     41,661         --         4,229        (22)              46,006

         Net income                              --   --        --           --         8,544         --                8,544
         Currency translation
           adjustment                            --   --        --           --          --           97                   97
         Unrealized loss on investments
           available for sale                    --   --        --           --          --         (514)               (514)
                                                                                                               ---------------
         Comprehensive income                    --   --        --           --          --           --                8,127
                                                                                                               ---------------

                                        ======================================================================================
Balance, December  31, 1998              13,828,571  $ 138   $ 41,661       $ --      $ 12,773     $ (439)           $ 54,133
                                        ======================================================================================








See notes to consolidated financial statements.

                         STARTEK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1.       BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     StarTek, Inc. (the "Company" or "StarTek") was incorporated in Delaware on December 30, 1996. Prior to the formation of the Company, StarTek USA, Inc. and StarTek Europe, Ltd. (previously named StarPak, Inc. and StarPak International, Ltd., respectively, and whose stockholder groups were substantially identical) conducted business as affiliates under common control. Effective January 1, 1997, the stockholders of StarTek USA, Inc. exchanged all of the outstanding shares of capital stock of StarTek USA, Inc. for shares of common stock of the Company, and StarTek USA, Inc. became a wholly-owned subsidiary of the Company. Effective January 24, 1997, the stockholders of StarTek Europe, Ltd. contributed all of its outstanding shares of capital stock to the Company and StarTek Europe, Ltd. became a wholly-owned subsidiary of the Company. Because the shareholder groups of StarTek USA, Inc. and StarTek Europe Ltd. were substantially identical and the relative holdings of the individual stockholders in StarTek were not altered as a result of the contributions, the formation of StarTek has been treated as a combination of entities under common control and accounted for as if it were a pooling of interests. References to the Company and StarTek include these combined entities. Financial statements for periods prior to January 1, 1997 reflect the combined accounts of StarTek USA, Inc. and StarTek Europe, Ltd. After January 1, 1997, the accompanying consolidated financial statements include the accounts of StarTek Inc. and its wholly-owned subsidiaries, StarTek USA, Inc., StarTek Europe, Ltd.. During 1998, the Company formed two other wholly-owned subsidiaries, StarTek Pacific, Ltd. and Domain.com, Inc. and the accompanying 1998 consolidated financial statements also include the accounts of these two subsidiaries. All significant intercompany transactions have been eliminated.

         Business Operations

         StarTek is a leading international provider of integrated, value-added, outsourced process management services primarily for Fortune 500 companies. The Company's process management services encompass a wide spectrum of service platforms, including logistics management (selection and management of suppliers), management of product assembly and packaging, E-commerce order processing and fulfillment, Internet support, product distribution, direct store distribution, warehouse services and inventory management, inbound technical support and customer care teleservices, telecommunications process management, and product order processing. The Company has operations in North America, Europe and Asia.

         Capital Stock

         Immediately prior to the closing of the Company's initial public offering in June 1997, the Company declared a 322.1064-for-one stock split of the Company's common stock. All references in the notes to the consolidated financial statements to shares, related prices in per share calculations, per share amounts and stock option plan data have been restated to reflect the split.

         Foreign Currency Translation

         The assets and liabilities of the Company's European operations are translated into U.S dollars at current exchange rates and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments, net of applicable deferred income taxes (1997 tax benefit of $42 and 1998 tax of $53), are recorded in a separate component of stockholders' equity.

         The Company's Singapore operations, and related assets and liabilities are primarily denominated in U.S. dollars. Foreign currency transaction gains and losses related are included in determining net income (loss).
Such gains and losses were not material for any period presented.

         Comprehensive Income

         In June 1997, the Financial Accounting Standards Board issued Statement No. 130, Reporting Comprehensive Income, which was effective in 1998 for the Company. The statement establishes new rules for the reporting and display of comprehensive income. Comprehensive income is defined essentially as all changes in stockholders' equity, exclusive of transactions with owners. Comprehensive income was $65, $4,007 and $8,127 for the years ended December 31, 1996, 1997 and 1998, respectively.

         Segment Information

         In June 1997, the Financial Accounting Standards Board issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, which was effective for 1998 for the Company. The statement changes the way companies report segment information in annual financial statements by requiring the "management approach" for reporting financial and descriptive information about operating segments. The adoption of Statement No. 131 did not change the Company's segment information disclosure and, as such, no restatement of prior years' segment information was necessary.

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Earnings Per Share

     In the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128), which supersedes Accounting Principles Board Opinion No. 15. Under FAS 128, basic earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. For the periods presented, the additional shares assuming dilution has no impact on earnings per share because the average price per share of common stock during the period was less than the exercise price of the options.

     Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect amounts reported in the Company's consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     Reclassifications

         Certain reclassifications of the 1996 and 1997 consolidated financial statements and related notes have been made to conform with the 1998 presentation.

     Revenue Recognition

         Revenues are recognized as services are completed.

         Training

         Training costs pertaining to start-up and ongoing projects are expensed during the year incurred.

         Fair Value of Financial Instruments

         Financial instruments consist of cash and cash equivalents, investments available for sale, accounts receivable and payable, notes receivable, debt and capital lease obligations. The carrying values of cash and cash equivalents, and accounts receivable and payable approximate fair value. Investments available for sale are reported at fair value. Management believes the difference between the fair values and carrying values of debt and capital lease obligations would not be materially different because interest rates approximate market rates for material items.

         Cash and Cash Equivalents

         The Company considers cash equivalents to be short-term, highly liquid investments that are readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.

     Investments Available for Sale

         Investments available for sale consist of debt and equity securities which are reported at fair value, with the unrealized gains and losses, net of tax (1997 tax benefit of $56 and 1998 tax benefit of $295) reported in a separate component of stockholders' equity. There have been no unrealized gains and losses or declines in value judged to be other than temporary on investments available for sale. The original cost of investments available for sale which are sold is based on the specific identification method. Interest on investments available for sale is included in interest income.

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Inventories

         Inventories are valued at average costs that approximate actual costs computed on a first-in, first-out basis, not in excess of market value.

         Property, Plant and Equipment

         Property, plant and equipment are stated at cost. Additions, improvements and major renewals are capitalized. Maintenance, repairs and minor renewals are expensed as incurred.

         Depreciation and amortization of equipment is computed using the straight-line method based on the following estimated useful lives:


                                                                       Estimated Useful Lives
                                                                       ----------------------

         Buildings and improvements                                           7 to 30.5 years
         Equipment, and equipment acquired under capital leases                  3 to 5 years
         Furniture and fixtures                                                       7 years


     Income Taxes

         Effective July 1, 1992, StarTek USA, Inc. elected Subchapter S status for income tax purposes, and StarTek Europe, Ltd. elected Subchapter S status at inception. On June 17, 1997, Subchapter S status was terminated and the Company has thereafter been taxable as a C corporation. During the Subchapter S status period, income and expenses of the Company were reportable on the tax returns of the stockholders and no provision was made for federal and state income taxes.

         Subsequent to the termination of the Company's Subchapter S status, the Company began accounting for income taxes using the liability method of accounting for income taxes as prescribed by FASB Statement No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company is subject to foreign income taxes on certain of its operations.

     Management Fee Expense

         Prior to the Company's June 24, 1997 initial public offering and in addition to general compensation for services rendered, certain S corporation stockholders and an affiliate were paid certain management fees, bonuses and other fees in connection with services rendered to the Company, which were not included in selling, general and administrative expenses. Such management fees have been reflected as management fee expense as set forth below. Effective with the closing of the Company's June 24, 1997 initial public offering, these management fees, bonuses and other fees were discontinued.

         After the closing of the June 24, 1997 initial public offering, all compensation payable to persons who are now stockholders of the Company (or an affiliate of such stockholder) are in the form of advisory fees, salaries and bonuses (which at current rates aggregate approximately $516 annually) and are included in selling, general and administrative expenses. Prior to 1997, the Company also had an operating lease for office space with a partnership in which major stockholders of the Company were the general partner and limited partner. Payments under the lease for the year ended December 31, 1996 were $70. Such advisory fees and salaries and operating lease payments are also set forth below:


                                                                   YEAR ENDED DECEMBER 31
                                                              1996          1997           1998
                                                            -------       -------          -----
         Selling, general and administrative expenses         $ 564         $ 512          $ 516
         Management fee expense                             $ 6,172       $ 3,126             --

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2.       UNAUDITED PRO FORMA INFORMATION

         Unaudited Pro Forma Consolidated Statement of Operations

         The following unaudited pro forma consolidated statement of operations present the effect on the historical 1997 consolidated statement of operations of the elimination of management fee expense paid to stockholders and their affiliates as these fees were discontinued upon the completion of the initial public offering in June 1997 and a provision for income taxes of 37.3% as if the Company were taxed as a C corporation for the entire year of 1997. In connection with the closing of the initial public offering in June 1997, the Company's S corporation status terminated.


                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                            1997
                                                         (UNAUDITED)
                                                         -----------
     Revenues                                              $ 89,150
     Cost of services                                        71,986
                                                           --------
     Gross profit                                            17,164
     Selling, general and administrative expenses             8,703
                                                           --------
     Operating profit                                         8,461
     Net interest income ( expense) and other                   933
                                                           --------
     Income before income taxes                               9,394
     Income tax expense                                       3,504
                                                           --------
     Net income                                            $  5,890
                                                           ========
     Basic and diluted net income per share                $   0.47
     Weighted average shares outstanding                 12,652,680



         Pro Forma Basic and Diluted  Net Income Per Common Share

         Pro forma basic and diluted net income per share for the year ended December 31, 1997 is based on the following number of shares of common stock:

Shares outstanding after giving effect to 322.1064-for-one stock split effected
     by a stock dividend                                                                                    10,828,571
Shares deemed outstanding prior to closing of initial public offering, representing the number of shares (at an initial public offering price of $15.00 per share)
     sufficient to fund payment of $8,000 note payable to principal stockholders                               254,246
3,000,000 shares issued in connection with initial public offering completed
     June 24, 1997, for days outstanding in 1997                                                             1,569,863
                                                                                                         -------------
Weighted average shares outstanding                                                                         12,652,680
                                                                                                         =============

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3.       INVESTMENTS AVAILABLE FOR SALE

         The following is a summary of investments available for sale as of December 31, 1997:

                                                             GROSS        GROSS        ESTIMATED
                                                           UNREALIZED  UNREALIZED        FAIR
                                             COST            GAINS       LOSSES          VALUE
                                     -----------------------------------------------------------
         Corporate bonds                    $ 2,205           $ 5        $ (45)         $ 2,165
         Bond mutual funds                    5,196            --         (108)           5,088
         Other debt securities                  103            --            --             103
                                     -----------------------------------------------------------
         Total                              $ 7,504           $ 5       $ (153)         $ 7,356
                                     ===========================================================

         The following is a summary of investments available for sale as of December 31, 1998:

                                                            GROSS         GROSS        ESTIMATED
                                                          UNREALIZED   UNREALIZED        FAIR
                                             COST           GAINS        LOSSES          VALUE
                                     -----------------------------------------------------------
         Corporate bonds                    $ 8,987          $ 80       $ (239)         $ 8,828
         Foreign government bonds             2,915           150         (308)           2,757
         Bond mutual funds                    4,005             1         (132)           3,874
         Other debt securities                  286            --         (138)             148
         Equity securities                    1,598            --         (376)           1,222
                                     -----------------------------------------------------------
         Total                             $ 17,791         $ 231     $ (1,193)        $ 16,829
                                     ===========================================================

         The amortized cost and estimated fair value of investments available for sale as of December 31, 1998, by contractual maturity, are:

                                                                             ESTIMATED
                                                             COST           FAIR VALUE
                                                        ---------------- ------------------
        Corporate bonds, foreign government bonds
          and certain other debt securities
          maturing within:
               One year                                          $1,063            $ 1,079
               Two to five years                                  5,478              5,393
               Due after five years                               5,647              5,261
                                                        ---------------- ------------------
                                                                 12,188             11,733
        Bond mutual funds                                         4,005              3,874
        Equity securities                                         1,598              1,222
                                                        ---------------- ------------------
        Total                                                  $ 17,791           $ 16,829
                                                        ================ ==================

         Bond mutual funds are primarily invested in investment grade bonds of U.S. and foreign issuers denominated in U.S. and foreign currencies, and interests in floating or variable rate senior collateralized loans to corporations, partnerships, and other entities in a variety of industries and geographic regions.

4.       Inventories

                  The Company frequently purchases components of its clients' products as an integral part of its supplier management services and in advance of providing its product assembly and packaging services. At the close of an accounting period, packaged and assembled products (together with other associated costs) are reflected as finished goods inventories pending shipment. The Company generally has the right to be reimbursed from its clients for unused inventories. Client-owned inventories are not reflected in the Company's balance sheet. Inventories consist of:

                                                  DECEMBER 31
                                            ----------------------
                                                1997       1998
                                            ----------------------
        Purchased components and
          fabricated assemblies                $ 2,171    $ 2,313
        Finished goods                             368        459
                                            ----------------------
                                               $ 2,539    $ 2,772
                                            ======================

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5.       PROPERTY, PLANT AND EQUIPMENT

                                                                  DECEMBER 31
                                                        ------------------------------
                                                               1997         1998
                                                        ------------------------------
        Land                                                       $ 636      $ 1,129
        Buildings and improvements                                 3,392        9,656
        Equipment                                                  8,641       14,785
        Furniture and fixtures                                       978        1,445
                                                        ------------------------------
                                                                  13,647       27,015

        Less accumulated depreciation and amortization            (5,496)      (7,844)
                                                        ------------------------------
        Property, plant and equipment, net                       $ 8,151     $ 19,171
                                                        ==============================


     On February 18, 1999, the Company ordered certain call center computer hardware and software with an aggregate purchase price of approximately $800. Completion of installation of this call center equipment is currently scheduled to occur during the second quarter of 1999.

6.       LINE OF CREDIT

     As of December 31, 1997 and 1998, the Company had a revolving line of credit agreement with a bank whereby the bank agreed to loan the Company up to $5,000. No amount was outstanding under the line of credit as of December 31, 1997 and 1998. Interest is payable monthly and accrues at the bank's prime rate (8.5% as of December 31, 1997 and 7.75% as of December 31, 1998). This revolving line of credit matures on April 30, 1999.

     The Company has pledged as security certain of its wholly-owned subsidiaries' accounts receivable under the revolving line of credit agreement. The Company must maintain working capital of $17,500 and tangible net worth of $25,000 and maintain not less than $250 in non-interest bearing accounts with the bank. The Company may not pay dividends in an amount which would cause a failure to meet these financial covenants. As of and for the years ended December 31, 1997 and 1998, the Company was in compliance with all of the various financial and other covenants provided for under the line of credit.

7.       LEASES

     During 1997, the Company paid the majority of its capital lease obligations from the proceeds of its initial public offering.

     Amortization of equipment held under capital lease obligations is included in depreciation and amortization expense. Included in property, plant and equipment in the accompanying consolidated balance sheets is the following equipment held under capital leases:


                                               DECEMBER 31
                                        --------------------------
                                            1997         1998
                                        --------------------------
         Equipment                              $ 261       $ 261
         Less accumulated amortization          (165)       (233)
                                        --------------------------
                                                 $ 96        $ 28
                                        ==========================


     The Company also leases equipment under various non-cancelable operating leases. As of December 31, 1998, future minimum rental commitments for capital and operating leases are:

                                                              CAPITAL     OPERATING
                                                               LEASES       LEASES
                                                             ----------- -------------
         1999                                                      $ 57         $ 406
         2000                                                        44           171
         2001                                                        40            50
         2002                                                        --            47
         2003                                                        --            27
         Thereafter                                                  --            --
                                                             -------------------------
         Total minimum lease payments                               141         $ 701
                                                                         =============
         Less amount representing interest                         (18)
                                                             -----------
         Present value of minimum lease payments                    123
         Less current portion of obligations under capital
         leases                                                     (46)
                                                             -----------
         Obligations under capital leases, less current
         portion                                                   $ 77
                                                             ===========


     Rent expense, including equipment rentals, for 1996, 1997 and 1998 was $382, $271 and $410, respectively.

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

7.       LEASES (CONTINUED)

     On February 16, 1999, the Company entered into an operating lease agreement whereby the Company acquired use of 46,350 square-feet of building space in Grand Junction, Colorado to be used by the Company for call center, general office use and other services as appropriate for the general purposes of the Company. The term of the lease agreement commences on April 1, 1999 and unless earlier terminated or extended, continues until March 31, 2009. Pursuant to the terms of the lease agreement, the Company was granted, among other things, (i) a right of first refusal to purchase the property, of which the leased space is a part, during the lease term and (ii) a right to terminate the lease agreement anytime after the end of the fifth year by giving the landlord 180 day prior written notice to terminate. Assuming the operating lease agreement is not terminated, future minimum rental commitments, excluding certain taxes and utilities as defined, are:

         1999                         $ 73
         2000                           97
         2001                           97
         2002                          101
         2003                          105
         Thereafter                    607
                               ------------
                                   $ 1,080
                               ============


8.       TENNESSEE FINANCING AGREEMENT

     On July 8, 1998, the Company entered into certain financing agreements with the Industrial Development Board of the County of Montgomery, Tennessee, (the "Board") in connection with the Board's issuance to StarTek USA, Inc. of an Industrial Development Revenue Note, Series A not to exceed $4,500 (the "Facility Note") and an Industrial Development Revenue Note, Series B not to exceed $3,500 (the "Equipment Loan"). The Facility Note bears interest at 9% per annum commencing on October 1, 1998, payable quarterly and maturing on July 8, 2008. Concurrently, the Company advanced $3,575 in exchange for the Facility Note and entered into a lease agreement, maturing July 8, 2008, with the Board for the use and acquisition of a 305,000 square-foot process management and distribution facility in Clarksville, Tennessee (the "Facility Lease"). The Facility Lease provides for the Company to pay to the Board lease payments sufficient to pay, when and as due, the principal of and interest on the Facility Note due to the Company from the Board. Pursuant to the provisions of the Facility Lease and upon the Company's payment of the Facility Lease in full, the Company shall have the option to purchase the 305,000 square-foot, Clarksville, Tennessee facility for a lump sum payment of one hundred dollars. The Equipment Loan generally contains the same provisions as the Facility Note and provides for an equipment lease, except the Equipment Loan and equipment lease mature on January 1, 2004. As of December 31, 1998, the Company had used approximately $3,900 and $1,174 of the Facility Note and Equipment Loan, respectively, and correspondingly entered into further lease arrangements with the Board.

     All transactions related to the purchase of the notes by the Company from the Board and the lease arrangements from the Board to the Company have been offset against each other, and accordingly have no impact on the consolidated balance sheets. The assets acquired are included in property, plant and equipment. Similarly, the interest income and interest expense related to the notes and lease arrangements, respectively, have also been offset. The lease payments are equal to the amount of principal and interest payments on the notes, and accordingly have no impact on the consolidated statements of operations.

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9.       LONG-TERM DEBT

                                                            DECEMBER 31
                                                   -------------------------------
                                                       1997            1998
                                                   ------------- -----------------
         Economic development loan                        $ 200             $ 200
         Promissory note with waiver provisions             261               238
         Unsecured loan                                      --               100
         Equipment loan                                      --             3,564
                                                   ------------- -----------------
                                                            461             4,102
         Less current portion of long-term debt            (26)             (906)
                                                   ------------- -----------------
         Long-term debt, less current portion             $ 435           $ 3,196
                                                   ============= =================


         In December 1996, the Company received a $200 economic development loan which bears interest at 6% per annum and is collateralized by certain equipment. Interest payments are due quarterly on the remaining unpaid principal balance and, beginning January 1, 1999 continuing through January 1, 2001, principal payments of $30 are due semi-annually. A final principal payment of $50 is due on July 1, 2001.

         In December 1997, the Company acquired land for $261 and financed the purchase through a non-interest bearing ten-year promissory note. The principal balance of the note declines on an equal basis, without payment, over ten years so long as the Company does not sell or transfer the parcel or fail to continuously operate a customer support service center thereon.

     On August 15, 1998, the Company received a $100 unsecured loan maturing on January 2, 2000, which provides for interest at a fixed annual rate of 6.5%. The $100 loan balance, including all accrued interest, is due and payable on January 2, 2000.

         On October 26, 1998, the Company entered into an equipment loan agreement with a finance company, which matures on November 2, 2002. In connection with the equipment loan, the Company received cash of $3,629 in exchange for providing, among other things, certain collateral which generally consisted of equipment, furniture and fixtures used in the Company's business. The equipment loan provides for interest at a fixed annual interest rate of 7.00% and for the Company to pay forty-eight equal monthly installments of $87, the first of which was due and paid in December 1998. In addition to the collateral described above, the Company granted to the finance company a secondary security interest in certain of its wholly-owned subsidiaries' accounts receivable. During the year ended December 31, 1998, interest expense incurred on the equipment loan was $21.

         Future scheduled annual principal payments of long-term debt, including amounts related to the $261 promissory note with waiver provisions, as of December 31, 1998 are:

         1999           $ 906
         2000           1,068
         2001           1,048
         2002             950
         2003              26
         Thereafter       104
                     ---------
                      $ 4,102
                     =========

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

10.      INCOME TAXES

     The Company was taxed as an S corporation for federal and state income tax purposes from July 1, 1992 through June 17, 1997, when S corporation status was terminated in contemplation of the Company's initial public offering. Since June 18, 1997, the Company has been taxable as a C corporation and income taxes have been accrued since that date. The Company is subject to foreign income taxes on certain of its operations. Pretax income from the taxable period June 18, 1997, through December 31, 1997 was $6,818, of which $6,143 and $675 were attributable to domestic and foreign operations, respectively.

         The significant components of the provision for income taxes for the period June 18, 1997 through December 31, 1997 and for the year ended December 31, 1998 are:

                                     1997        1998
                                  ----------- -----------
         Current:
           Federal                   $ 2,211     $ 5,311
           Foreign                         9         123
           State                          99         249
                                  ----------- -----------
         Total current                 2,319       5,683
         Deferred:
           Federal                      (181)       (678)
           State                         (28)       (104)
                                  ----------- -----------
         Total deferred                 (209)       (782)
                                  ----------- -----------
         Total income tax
         expense                     $ 2,110     $ 4,901
                                  =========== ===========


         The significant components of deferred tax assets, which required no valuation allowance, and deferred tax liabilities included in the accompanying balance sheets as of December 31 are:

                                                         1997       1998
                                                       ---------- ---------
         Deferred tax assets:
                  Bad debt allowance                       $ 143     $ 161
                  Vacation accrual                            92       233
                  Accrued expenses                           108       280
                  Other                                       97       461
                                                       ---------- ---------
         Total deferred tax assets                           440     1,135
         Long-term deferred tax liabilities:
                  Tax depreciation in excess of book       (231)      (49)
                  Other                                       --      (95)
                                                       ---------- ---------
         Total long-term deferred tax liabilities          (231)     (144)
                                                       ---------- ---------
         Net deferred tax assets                           $ 209     $ 991
                                                       ========== =========


         The differences between the U.S. federal statutory income tax rate and the Company's effective tax rate for the period June 18, 1997 through December 31, 1997 and for the year ended December 31, 1998 are:

                                                        1997          1998
                                                -------------   -----------
         Tax at U.S. statutory rates                    34.0%         35.0%
         State income taxes, net of federal tax
                           benefit                       3.3           3.2
         One-time credit to record deferred
                  tax asset upon termination of
                  S corporation status                  (4.4)           --
         Other, net                                     (2.0)         (1.7)
                                                -------------   -----------
                                                        30.9%         36.5%
                                                =============   ===========


11.      NET INTEREST INCOME (EXPENSE) AND OTHER

                                                      YEAR ENDED DECEMBER 31
                                              ----------------------------------------
                                                  1996           1997        1998
                                              --------------  ----------- ------------
         Interest income                               $ 18      $ 1,229     $ 2,122
         Interest expense                           $  (443)     $  (373)    $   (58)
         Other income and expense                        53           77         190
                                              ==============  =========== ============
         Net interest income (expense) and
         other                                      $  (372)     $   933     $ 2,254
                                              ==============  =========== ============

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12.      STOCKHOLDERS' EQUITY

     Immediately prior to the closing of the Company's initial public offering in June 1997, the Company declared a 322.1064-for-one stock split of the Company's common stock. All references in the notes to the consolidated financial statements to shares and related prices in per share calculations, per share amounts and stock option plan data have been restated to reflect the split.

         Immediately prior to closing the offering, the Company also declared an $8,000 dividend approximating the additional paid-in capital and retained earning of the Company as of the closing date, payable to the principal stockholders (the "Principal Stockholders") pursuant to certain promissory notes. The promissory notes payable to the Principal Stockholders were paid from net proceeds of the Company's initial public offering.

         The common stock and additional paid-in capital as of December 31, 1997 and 1998 are:

         Preferred stock-undesignated; 15,000,000 shares, $.01 par
         value,   authorized; no shares outstanding                                  $ --
         Common stock; 95,000,000 shares, $.01 par value, authorized;
                  13,828,571 shares outstanding                                       138
         Additional paid-in capital                                                41,661
                                                                          ----------------
                                                                                 $ 41,799
                                                                          ================


13.      STOCK OPTIONS

         1987 Stock Option Plan

         Effective July 24, 1987, the stockholders of StarTek USA, Inc. approved a Stock Option Plan ("Plan"), which provided for the grant of stock options, stock appreciation rights ("SARs") and supplemental bonuses to key employees. The stock options were intended to qualify as "incentive stock options" as defined in Section 422A of the Internal Revenue Code unless specifically designated as "nonstatutory stock options."

         The options granted under the Plan could be exercised for a period of not more than 10 years and one month from the date of grant, or any shorter period as determined by StarTek USA, Inc.'s Board of Directors. The option price of any incentive stock option would be equal to or exceed the fair market value per share on the date of grant, or 110% of the fair market value per share in case of a 10% or greater stockholder. Options generally vested ratably over a five-year period from the date of grant. Unexercised vested options remained exercisable for three calendar months from the date of termination of employment.

         During 1995, StarTek USA, Inc.'s Board of Directors accelerated the vesting on all outstanding options under the Plan to allow the holders to exercise any granted options. Subsequently, all outstanding options were exercised. In aggregate, the option holders paid $18 in cash and delivered a note of $213 bearing interest at 4.63% to StarTek USA, Inc. in exchange for shares of common stock. This note was secured by 288,607 shares of StarTek USA, Inc. common stock. On January 22, 1997, the note and all accrued interest thereon was repaid in full. Options for 2,124,936 shares of common stock were available for grant at the end of 1996.

         The Plan was terminated effective January 24, 1997.

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13.      STOCK OPTIONS (CONTINUED)

         1997 Stock Option Plan

         On February 13, 1997, the Company's Board of Directors approved the StarTek, Inc. Stock Option Plan (the "Option Plan") and, on January 27, 1997, the Director Stock Option Plan (the "Director Option Plan").

         The Option Plan was established to provide stock options, SARs and incentive stock options (cumulatively referred to as the "Options") to key employees, directors (other than non-employee directors), consultants, and other independent contractors. The Option Plan provides for the Options to be granted for a maximum of 985,000 shares of common stock, which are to be awarded by determination of committee of non-employee directors. Unless otherwise determined by the committee, all of the Options granted under the Option Plan vest 20% annually beginning on the first anniversary of the Options' grant date and expire at the earlier of (i) ten years (or five years for participants owning greater than 10% of the voting stock) from the Options' grant date, (ii) three months after the termination of employment of the participant as outlined by the Option Plan, (iii) six months after the participant's death, or (iv) immediately upon termination for "cause".

     The Director Option Plan was established to provide stock options to non-employee directors who are elected to serve on the Company's board of directors and serve continuously from the commencement of their term (the "Participants"). The Director Option Plan provides for stock options to be granted for a maximum of 90,000 shares of common stock. Participants were automatically granted options to acquire 10,000 shares of common stock upon the closing of the Company's June 1997 initial public offering. Additionally, each Participant will be automatically granted options to acquire 3,000 shares of common stock on the date of each annual meeting of stockholders thereafter at which such Participant is reelected to serve on the Company's board of directors. All options granted under the Director Option Plan fully vest upon grant and expire at the earlier of (i) the date of the Participant's membership on the Company's board of directors is terminated for cause, (ii) ten years from the option grant date, or (iii) one year after the Participant's death.

         The following is a summary of stock option activity during 1997 and 1998:

                                              1997       1998

         Outstanding as of beginning of year      --     611,500
         Granted                             618,500      36,200
         Exercised                                --          --
         Canceled                             (7,000)    (33,900)
                                            --------- -----------
         Outstanding as of end of year       611,500     613,800
                                            ========= ===========
         Exercisable as of end of year        20,000     140,200

        There was no stock option activity during 1996. As of December 31, 1997, exercise prices for options issued and outstanding were $15.00, except for 8,000 options, which were priced at $13.06.

     As of December 31, 1998, the exercise price for options outstanding, each of which is exercisable on a basis of one option for one share of the Company's common stock, was $15.00 for 583,000 options, $13.06 for 8,000 options, $12.69 for 6,000 options, $12.25 for 7,600 options and $10.38 for 9,200 options. As of December 31, 1998, there were 132,600 fully vested options exercisable at $15.00 per share, 1,600 fully vested options exercisable at $13.06 per share and 6,000 fully vested options exercisable at $12.69 per share. Options for 397,200 and 64,000 shares of the Company's common stock were available for future grant as of December 31, 1998 under the Option Plan and Director Option Plan, respectively.

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

13.  STOCK OPTIONS (CONTINUED)

     The Company elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized. Pro forma information regarding net income and net income per share is required by Statement 123, Accounting For Stock Based Compensation, and has been determined as if the Company had accounted for its stock options under the fair value method as provided for by Statement 123. The fair value for options granted during 1997 was estimated as of the date of grant using a Black-Scholes option pricing model assuming a 6% risk-free interest rate, a seven year life for the options, a 30% expected volatility and no dividends. The fair value for options granted during 1998 was also estimated as of the date of grant using a Black-Scholes option pricing model assuming a 5.5% risk-free interest rate, a seven year life for the options, a 55.1% expected volatility and no dividends. The weighted average grant date fair market value of options granted during 1997 and 1998 was approximately $7 per share. Had this method been used in the determination of pro forma net income for 1997, pro forma net income would have decreased by $367 and pro forma basic and diluted net income per share would have decreased by $0.03. Similarly, had this method been used in the determination of net income for 1998, net income would have decreased by $559 and basic and diluted net income per share would have decreased by $0.04.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

14.  GEOGRAPHIC AREA INFORMATION

     The Company, operating in a single industry segment, provides a variety of integrated outsourcing services to other businesses throughout the world. As of and for the years ended December 31, 1996 and 1997, the Company's operations in Asia, and the Company's long-lived assets located in Europe and Asia as of December 31, 1996, 1997, and 1998, were not material and have been combined with North America in the following table. The Company's North America operations are located in the United States of America. The Company's Europe operations are located in the United Kingdom. The Company's Asia operations are located in Singapore. Revenues, operating profit and identifiable assets, classified by the major geographic areas in which the Company operates, are:

                                               NORTH
                                              AMERICA           EUROPE               ASIA          ELIMINATIONS      TOTAL
                                      ---------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1996
Revenues                                      $ 59,563         $ 12,021              $ --              $ --         $ 71,584
Operating profit                                   377               33                --                --              410
Identifiable assets                           $ 21,236          $ 3,459              $ --         $ (1,716)         $ 22,979
YEAR ENDED DECEMBER 31, 1997
Revenues                                      $ 79,011         $ 10,139              $ --              $ --         $ 89,150
Operating profit                                 4,587              748                --                --            5,335
Identifiable assets                           $ 55,072          $ 4,123              $ --         $ (1,023)         $ 58,172
YEAR ENDED DECEMBER 31, 1998
Revenues                                     $ 121,374          $ 8,317          $ 11,293              $ --        $ 140,984
Operating profit                                10,279              330               582                --           11,191
Identifiable assets                           $ 76,385          $ 2,861           $ 1,075           $ (120)         $ 80,201


15.  PRINCIPAL CLIENTS

     Two clients accounted for 38.4% and 33.4% of revenues for the year ended December 31, 1996. Two clients accounted for 56.3% and 25.4% of revenues for the year ended December 31, 1997. One client accounted for 72.5% of revenues for the year ended December 31, 1998.

     The loss of its principal client(s) could have a material adverse effect on the Company's business, operating results or financial condition. To limit the Company's credit risk, management performs ongoing credit evaluations of its clients and maintains allowances for potentially uncollectible accounts. Although the Company is directly impacted by economic conditions in which its clients operate, management does not believe substantial credit risk exists as of December 31, 1998.

                         STARTEK, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

16.      QUARTERLY DATA (UNAUDITED)

                                                                           1997 QUARTERS ENDED
                                                      ---------------------------------------------------------------
                                                        MARCH 31         JUNE 30        SEPTEMBER 30    DECEMBER 31
                                                      -------------    ------------    --------------- --------------
Historical:
     Revenues                                             $ 16,667        $ 16,067           $ 20,226       $ 36,190
     Gross profit                                            3,935           3,526              3,920          5,783
     Selling, general and administrative
       expenses                                              2,164           1,952              2,135          2,452
     Management fee expense                                    793           2,333                 --             --
     Operating profit (loss)                                   978           (760)              1,785          3,332
     Net income (loss)                                         894           (642)              1,454          2,452
     Net income per share                                                                        0.11           0.18
     Weighted average shares outstanding                                                   13,828,571     13,828,571

Pro Forma (a):
     Revenues                                             $ 16,667        $ 16,067
     Gross profit                                            3,935           3,526
     Selling, general and administrative expenses            2,164           1,952
     Management fee expense                                     --              --
     Operating profit                                        1,771           1,574
     Net income                                              1,058             925
     Basic and diluted net income per share                   0.09            0.08
     Weighted average shares outstanding                11,361,904      11,551,647

Weighted Average Shares Outstanding :
     Shares outstanding after giving effect to
       322.1064-for-one stock split effected by
       a stock dividend                                 10,828,571      10,828,571         10,828,571     10,828,571
     Shares deemed outstanding prior to closing of
       initial public offering, representing the
       number of shares (at an initial public
       offering price of $15.00 per share)
       sufficient to fund payment of $8,000 note
       payable to principal stockholders                   533,333         492,307                 --             --
     3,000,000 shares issued in connection with
       initial public offering in June 1997, for
       days outstanding in the respective
       periods                                                  --         230,769          3,000,000      3,000,000
                                                      -------------    ------------    --------------- --------------
Weighted average shares outstanding                     11,361,904      11,551,647         13,828,571     13,828,571
                                                      =============    ============    =============== ==============


                                                                           1998 QUARTERS ENDED
                                                     ----------------------------------------------------------------
                                                       MARCH 31          JUNE 30       SEPTEMBER 30     DECEMBER 31
                                                     --------------    ------------   ---------------- --------------
Revenues                                                  $ 24,321        $ 24,692           $ 31,617       $ 60,354
Gross profit                                                 4,564           4,684              5,821         10,836
Selling, general and administrative expenses                 2,732           3,285              3,483          5,214
Operating profit                                             1,832           1,399              2,338          5,622
Net income                                                   1,512           1,338              1,787          3,907
Basic and diluted net income per share                        0.11            0.10               0.13           0.28
Weighted average shares outstanding                     13,828,571      13,828,571         13,828,571     13,828,571


-----------------------------------

(a) From July 1, 1992 and until the June 1997 initial public offering, the Company was an S corporation and, accordingly, was not subject to federal or state income taxes. Subsequent to the initial public offering, the Company has been subject to income taxation as a C corporation. Pro forma net income for quarters through June 30, 1997 (i) reflects the elimination of management fee expense and (ii) includes a provision for federal, state and foreign income taxes at an effective rate of 37.3%. Management fee expense was discontinued with the initial public offering in June 1997.

                                  STARTEK, INC.
           PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - MAY 19, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



         This proxy is furnished in connection with the solicitation by the Board of Directors of StarTek, Inc. of proxies for use at the 1999 Annual Meeting of Stockholders. The undersigned stockholder of StarTek, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints A. Emmet Stephenson, Jr. and Michael W. Morgan, and each of them, his attorneys-in-fact and proxies (with full power of substitution in each), and authorizes them to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 19, 1999, at nine o'clock in the morning, and at any adjournment thereof, and to vote the Common Stock of the Company held by the undersigned as designated below on proposals 1, 2, and 3, and in their discretion on all other matters coming before the meeting.


         This proxy when properly executed will be voted in the manner directed by the stockholder, BUT IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

         Properly executed proxies will be voted in the discretion of the proxy holder with regard to any other matter that properly comes before the meeting.

1.  ELECTION OF DIRECTORS:

    [ ]    FOR all  nominees listed (except as marked below)

    A. Emmet Stephenson, Jr.  Michael W. Morgan  Thomas O. Ryder  Ed Zschau

    [ ]    WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(s), PRINT SUCH NOMINEE'(s') NAME(s) IN THE SPACE PROVIDED BELOW:

                                                  (To be signed on reverse side)

-------------------------------------------------------------------------------

2. TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY HAS THE AUTHORITY TO ISSUE, FROM 95,000,000 SHARES TO 18,000,000 SHARES, AND ELIMINATE THE AUTHORIZATION OF THE PREFERRED STOCK:


             [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                                                  (To be signed on reverse side)

-------------------------------------------------------------------------------

3. TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY:

             [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                                                  (To be signed on reverse side)

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

The signer hereby revokes all proxies heretofore given to vote at said meeting or any adjournment thereof





                                        --------------------------------------
                                               Signature of Stockholder



                                        --------------------------------------
                                               Signature of Stockholder



                                        Dated:___________________________, 1999